Exhibit 2.6
SHARE PURCHASE AGREEMENT
among
ADC TELECOMMUNICATIONS (CHINA) LIMITED
(Buyer)
ADC TELECOMMUNICATIONS, INC
and
FRONTVISION INVESTMENT LIMITED
(Seller)
THE INDIVIDUALS LISTED
ON THE SIGNATURE PAGES HERETO
(Collectively, Guarantors)
relating to the purchase and sale of shares of
COMMUNICATION EXPERT INTERNATIONAL INVESTMENTS LIMITED
Dated as of November 12, 2007

TABLE OF CONTENTS

ARTICLE 1 TERMS OF THE TRANSACTION	8

1.1 Sale and Purchase of Shares	8
1.2 Purchase Price	9
1.3 Earn Out	10
1.4 Equity Purchase Price Adjustment	11
1.5 Exchange Rate Risk Management	11

ARTICLE 2 CLOSING	12

2.1 Closing	12
2.2 Buyer’s Closing Conditions	12
2.3 Seller’s Closing Conditions	15
2.4 Seller’s Deliverables	15
2.5 Buyer’s Deliverables	16

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER	16

3.1 Authorization and Good Standing; Organization	17
3.2 Affiliates and Subsidiaries	17
3.3 Non-Contravention; Legal and Tax Compliance	17
3.4 Governmental Authorizations	18
3.5 Capitalization; Ownership	18
3.6 Environmental, Health and Safety Matters	20
3.7 Business Scope	20
3.8 No Legal Action	20
3.9 No Insolvency	20
3.10 Status of Proprietary Assets	20
3.11 Related Transactions	23
3.12 Conduct of Business of the Company and the Transferred Subsidiaries	24
3.13 Property Title	25
3.14 Condition and Sufficiency of Assets	25
3.15 Accounts Receivable	25
3.16 Inventory	26
3.17 Employment and Labor Union	26
3.18 Minute Books	26
3.19 Contracts; No Defaults	26
3.20 Financial Statements; Material Facts	28
3.21 Current Operation	29
3.22 Business Relationships	29
3.23 No Undisclosed Liabilities	29
3.24 Product Safety and Compliance with Specifications	29
3.25 Product Warranty	30
3.26 Guaranties	30
3.27 Trade Allowance	30
3.28 Tax	30
3.29 Insurance	32
3.30 Anti-Terrorism Laws	32
3.31 Powers of Attorney	32
3.32 Compliance with Anti-Boycott Laws	33

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	33

4.1 Corporate Organization	33
4.2 No Violations; Consents	33
4.3 Authorization; Execution and Delivery	33

ARTICLE 5 ADDITIONAL COVENANTS	33

5.1 Operation of the Businesses of the Company and the Transferred Subsidiaries	33
5.2 Regulatory Cooperation	35
5.3 Confidentiality	35
5.4 Non-Interference	36
5.5 Covenant Not to Compete	36
5.6 Compliance with Laws	36
5.7 Consent	36
5.8 Transfer Taxes	37
5.9 Excluded Properties	37
5.10 Tax Matters	38
5.11 Notice to Buyer of Certain Circumstances	39
5.12 Reasonable Efforts	40
5.13 Further Assurances	40
5.14 Release of Bonded Equipment	40
5.15 Environmental Approvals and Permits	40

ARTICLE 6 INDEMNIFICATION	41

6.1 Survival of Representations and Warranties	41
6.2 Indemnity	41
6.3 Procedures	42
6.4 Determination of Damages	43
6.5 Remedies	44
6.6 Conditions and Limitations	44
6.7 Consultation with Seller and Guarantors	45

ARTICLE 7 TERMINATION	45

7.1 Grounds for Termination	45
7.2 Procedure and Effect of Termination	46

ARTICLE 8 GOVERNING LAW AND DISPUTE RESOLUTION	46

8.1 Governing Law	46
8.2 Dispute Resolution	46

ARTICLE 9 MISCELLANEOUS	47

9.1 Notices	47
9.2 Amendment and Waivers	48
9.3 Severability	48
9.4 Entire Agreement	48
9.5 Waiver	48
9.6 Governing Language	48
9.7 Counterparts	48
9.8 Additional Definitions and Rules of Interpretation	48
9.9 Assignment	51
9.10 Guarantee	51

LIST OF SCHEDULES & EXHIBITS

Schedule 1	List of Guarantors’ Proportionate Interests
Schedule 1.2(c)(i)	VAT Certification
Schedule 2	List of Subsidiaries
Schedule 2.2(h)	Site Documentation
Schedule 3	Key Employees Signing Employment Contracts
Schedule 3.1(d)	Organizational Documents
Schedule 3.12(b)	Permitted Liens
Schedule 3.17(b)	List of Core Employees
Schedule 3.5(f)	Individuals Whose Knowledge is Imputed
Schedule 4	Disclosure Schedule
Schedule 5.5	Restricted Business
Schedule 9.8(p)	ESOP Beneficiaries

Exhibit 1.2(a)(2)	Escrow Agreement
Exhibit 1.3(a)	Earn Out Formula
Exhibit 1.5	Certification of Base Rate
Exhibit 2.2(k)	Employment Agreement
Exhibit 2.4(c)	Resolutions of the Members of the Company
Exhibit 2.4(d)	Certificate of Seller and Guarantors
Exhibit 2.3(p)	Deed of Indemnity
Exhibit 3.5(g)	Form of Acknowledgement and Undertaking of ESOP Beneficiaries

INDEX OF DEFINED TERMS

Defined Term	Section
2008 CAGR	Exhibit 1.3(a)
2009 CAGR	Exhibit 1.3(a)
2010 CAGR	Exhibit 1.3(a)
2008 Earn-Out Payment	Exhibit 1.3(a)
2009 Earn-Out Payment	Exhibit 1.3(a)
2010 Earn-Out Payment	Exhibit 1.3(a)
Accountant’s Adjustment Determination	§ 1.4(d)
Accounts Receivable	§ 3.15
Actual RMB Amount	§ 1.5(b)(ii)
ADC Sales	Exhibit 1.3(a)
Adjustment Certificate	§ 1.4(b)
Affiliate	§ 9.8(a)
Agreement	Recitals
Anti-Bribery Laws	§ 5.6(a)
Anti-Terrorism Laws	§ 3.30
Arbitration Notice	§8.2(b)
Base Rate	§1.5
Baseline Sales	Exhibit 1.3(a)
Big Four	Schedule 1.2(c)(i)
Business Day	§ 9.8(b)
Buyer	Recitals
Buyer Indemnities	§ 6.2(a)
BVI	Recitals
CAGR	Exhibit 1.3(a)
Cash Payment	§ 1.2(a)(i)
Century Man Sales	Exhibit 1.3(a)
China (or PRC)	Recitals
Claim Notice	§ 6.3(a)
Closing	§ 2.1
Closing Balance Sheet	§ 1.4(a)
Closing Date	§ 2.1
CM Equipment	Recitals
CM Hong Kong	§ 2.2(i)
CM Machinery	Recitals
CM Wireless	§ 2.2(i)
Company	Recitals
Company Proprietary Assets	§ 3.10(a)
Company Software	§ 3.10(j)
Confidential Information	§ 5.3
Connectivity Products	Exhibit 1.3(a)
Contract	§ 3.3(b)
Damage	§ 6.2(a)
Damages	§ 6.2(a)
Disclosure Schedule	Article 3
Disposed	§ 1.2(a) (iii)
Disposition	§ 1.2(a) (iii)
Disposition Claims	§ 1.2(a) (iii)
Disposition Costs	§ 1.2(a) (iii)

Defined Term	Section
Earn Out	§ 1.3(a)
Earn Out Hold Back Amount	§ 1.3(d)
Earn Out Formula	§ 1.3(a)
Earn Out Period	Exhibit 1.3(a)
Effective Date	Recitals
Employment Agreements	Recitals
Enumerated Claims	§ 9.8(m)
Environmental, Health and Safety Requirements	§ 3.6(a)
Equity Purchase Price	§ 1.2(a)
Escrow Agent	§ 1.2(a)(ii)
Escrow Agreement	§ 1.2(a)(ii)
Escrow Amount	§ 1.2(a)(ii)
ESOP Beneficiaries	§9.8(p)
Exchange Rate Risk	§1.5
Excluded Properties	§ 5.9
Excluded Properties Escrow Amount	§ 1.2(a)(iii)
Exchange Rate Shortfall	§ 1.5(b)(iii)
Financial Statements	§ 3.20
Fraud Claims	§ 6.1
Governmental Authorization	§ 3.3(a)
Governmental Entity	§ 3.3(a)
Gross Margin Percentage	Exhibit 1.3(a)
Guarantors	Recitals
HKIAC	§ 8.2(a)
Hong Kong	§ 8.2(a)
Hypothetical RMB Amount	§ 1.5(b)(i)
IFRS	§3.20
Include	§ 9.8(c)
Indemnified Party	§ 6.3(a)
Indemnifying Party	§ 6.3(a)
Key Employees	Recitals
Knowledge	§ 3.5(f)
Law	§9.8(o)
Laws	§9.8(o)
Legal Requirement	§ 3.3(a)
Lien	§ 1.1
Loan Guarantee Claim	§6.6(e)
Material Adverse Effect	§ 2.2(a)
Net Working Capital	§ 1.4(b)
Net Working Capital Adjustment	§ 1.4(b)
Notice Period	§ 6.3(b)
Order	§ 9.8(d)
Organizational Documents	§ 3.1(d)
Parties	Recitals
Party	Recitals
Person	§ 9.8(e)
Permitted Liens	§ 3.12(b)
Pre-Closing VAT	§ 5.10(h)
Proportionate Interest	Recitals
Proprietary Assets	§ 3.10(a)

Defined Term	Section
Publicly Available Software	§ 3.10(j)
RMB	§9.8(n)
Registered Capital	§ 9.8(f)
Restricted Business	§ 5.5
Retained Seller Claims	§ 2.2(l)
Seller	Recitals
September 30th Audited Statements	§ 2.2(r)
Shares	§ 1.1
Shortfall	§ 1.2(a) (iii)
Straddle Period Tax Return	§ 5.10(i)
Subsidiaries	Recitals
Tax	§ 3.28
Tax Benefit	§ 6.4
Tax Claims	§ 3.28
Tax Returns	§ 3.28
Taxes	§ 3.28
Transfer Taxes	§ 5.8(a)
Transferred Subsidiaries	Recitals
VAT	Schedule 1.2(c)(i)
VAT Penalties	§ 5.10(h)

Share Purchase Agreement
     This Share Purchase Agreement (this “Agreement”) is dated as of 12 November, 2007 (the “Effective Date”) by and between:
     (a) ADC Telecommunications (China) Limited, a duly established, registered and validly existing private company limited by shares in good standing under the Laws of the Hong Kong Special Administrative Region of the PRC (the “Buyer”) and
          ADC Telecommunications, Inc., a Minnesota corporation having its principal place of business at 13625 Technology Drive Eden Prairie, Minnesota 55344 (USA) (“ADC”), of the one part;
     and
     (b) Frontvision Investment Limited, a duly established, registered and validly existing company in good standing under the Laws of the British Virgin Islands (the “Seller”) and
          the individuals listed on the signature page hereto (the “Guarantors”), of the other part.
The Buyer, ADC, the Seller and each of the Guarantors are sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party.”
RECITALS
(A)	Communication Expert International Investments Limited (the “Company”) is a company with limited liability existing in the British Virgin Islands (the “BVI”) under the BVI International Business Companies Act, 2004 with its registered office at Offshore Incorporations Limited, P.O. Box 957, Road Town, Tortola, BVI.

(B)	The Seller is the sole shareholder of the Company, as of the date hereof.

(C)	All subsidiaries of the Company are listed on Schedule 2 hereto (“Subsidiaries”). Among the Subsidiaries, Shenzhen Century Man Communication Equipment Co., Ltd. (“CM Equipment”) and Shenzhen Century Man Machinery Manufacturing Co., Ltd. (“CM Machinery”), both established in the People’s Republic of China (“China” or “PRC”), are hereinafter referred to as the “Transferred Subsidiaries”; and

(D)	Simultaneously with the execution and delivery of this Agreement, the Transferred Subsidiaries and certain key employees of the Company listed on Schedule 3 hereto (the “Key Employees”) shall enter into employment agreements, with the parties set forth therein, that will be effective upon the Closing (the “Employment Agreements”).

(E)	The Guarantors constitute all of the shareholders of the Seller, as of the date hereof, each of whom holds the percentage of outstanding and issued shares (“Proportionate Interest”) of the Seller set forth in Schedule 1 hereto. Each of the Guarantors shall benefit from the transactions contemplated by this Agreement, acknowledges the receipt of good and valuable consideration for being a Party to this Agreement and therefore has agreed jointly and severally to guarantee the performance of the obligations of the Seller hereunder upon the terms and conditions of this Agreement.

(F)	ADC is the sole shareholder of the Buyer, as of the date hereof. ADC has agreed to guarantee the performance of the obligations of the Buyer hereunder upon the terms and conditions of this Agreement.

     The Seller has agreed to sell and the Buyer has agreed to purchase all of the issued shares of the Company upon the terms and subject to the conditions hereinafter set forth.
ARTICLE 1 TERMS OF THE TRANSACTION
1.1	Sale and Purchase of Shares.

On the terms and subject to the conditions of this Agreement, the Seller shall, on the Closing Date, sell, transfer, and assign to the Buyer all rights, title, and interest in and to all issued shares of the Company held by the Seller (the “Shares”), free from all liens, claims, charges, restrictions, encumbrances, security interests, options or other third party rights of any kind whatsoever (“Liens”). The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

1.2	Purchase Price.

(a)	The Buyer shall, on the terms and subject to the conditions set forth in this Agreement, pay to the Seller fifty-five million US Dollars (US$55,000,000) (the “Equity Purchase Price”) for the Shares, as follows:
(i) at the Closing, the Buyer shall pay the Seller Forty Seven Million Five Hundred Thousand United States Dollars (US$47,500,000) (the “Cash Payment”) ;
(ii) the Buyer shall withhold Seven Million United States Dollars (US$7,000,000) (the “Escrow Amount”). At the Closing, the Buyer shall pay the Escrow Amount to the Hong Kong office of JP Morgan, or to the Hong Kong office of another bank or trust company mutually acceptable to the Buyer and the Seller (the “Escrow Agent”) to hold and distribute pursuant to an escrow agreement substantially in the form of Exhibit 1.2(a)(2) hereto, but subject to such revisions as may be required by the Escrow Agent that are reasonably acceptable to the Parties (the “Escrow Agreement”). The Escrow Amount shall be held by the Escrow Agent and released to the Seller according to the terms and conditions of Section 1.2(c) below; and
(iii) the Buyer shall withhold Five Hundred Thousand United States Dollars (US$500,000) above and beyond the Escrow Amount related to the pending disposition of the Excluded Properties (as such term is defined in Section 5.9) (the “Excluded Properties Escrow Amount”). At the Closing, the Buyer shall pay the Excluded Properties Escrow Amount to the Escrow Agent to hold and distribute pursuant to Section 1.2(a)(iii) and the Escrow Agreement. The Excluded Properties Escrow Amount shall be held by the Escrow Agent until the earlier of either (A) such time as the Excluded Properties are sold, assigned or transferred (“Disposed”, with each such transaction being a “Disposition”) in accordance with the terms of this Agreement or (B) two (2) years from the Closing Date. For each Disposition, detailed records shall be maintained by the Seller, the Company and the Transferred Subsidiaries, as the case may be, reflecting (i) all taxes, fees, costs and expenses of every kind whatsoever incurred from and after the Closing related to the continued ownership and maintenance of each of the Excluded Properties until the time of each respective Disposition, together with (ii) any and all taxes, fees, costs and expenses associated with the Disposition paid from and after the Closing to the extent the same relate to any time period prior to the Closing and are not reflected in the Closing Balance Sheet and included in the calculation of Net Working Capital as of the Closing Date, and (iii) any amounts which, but for their inclusion within the scope of this Section 1.2(a)(iii) would be considered indemnifiable as an Enumerated Claim pursuant to the items listed in Section 9.8(m)(i). (the portion of the sum of all such taxes, fees, costs and expenses exceeding One Hundred Thousand United States Dollars (US$100,000) being “Disposition Costs”). The Parties agree that all gross proceeds derived from each Disposition shall be first paid to the Transferred Subsidiary that has the interest in the Excluded Property subject to such Disposition. If all of the Excluded Properties have been Disposed in accordance with this Agreement within two (2) years from the Closing Date and the Excluded Properties Escrow

Amount is greater than the Disposition Costs, then, within ten (10) Business Days after the date all gross proceeds from all Dispositions have been received by the relevant Transferred Subsidiaries, (a) the Escrow Agent shall distribute to the Seller the difference between the Excluded Properties Escrow Amount and the Disposition Costs; and (b) the Buyer shall pay to the Seller the gross proceeds of all Dispositions. If all of the Excluded Properties have been Disposed in accordance with this Agreement within two (2) years from the Closing Date, but the Excluded Properties Escrow Amount is less than the Disposition Costs, then (a) within ten (10) Business Days after the date all gross proceeds from all Dispositions have been received by the relevant Transferred Subsidiaries the Escrow Agent shall distribute the entire Excluded Properties Escrow Amount to the Buyer, and either (b) (1) if the gross proceeds of all Dispositions, taken in the aggregate, are greater than the difference between the Disposition Costs and the Excluded Properties Escrow Amount (the “Shortfall”), then within ten (10) Business Days after the date all gross proceeds from all Dispositions have been received by the relevant Transferred Subsidiaries, the Buyer shall pay to the Seller the difference between the gross proceeds of all Dispositions and the Shortfall; or (2) if the gross proceeds of all Dispositions, taken in the aggregate, are less than the Shortfall, then within ten (10) Business Days after the date all gross proceeds from all Dispositions have been received by the relevant Transferred Subsidiaries the Seller shall remit to the Buyer the difference between the Shortfall and the gross proceeds of all Dispositions, taken in the aggregate (it being agreed that if payment is not timely received, the Buyer shall be entitled to withhold an amount equal to any such payment owed by the Seller from the Escrow Amount). If, at the end of the two year period commencing on the Closing Date, all of the Excluded Properties have not been Disposed, the Escrow Agent shall release the entire Excluded Properties Escrow Amount to the Buyer and the Seller shall not be entitled to any gross proceeds derived from any Disposition; provided however, Seller shall reimburse Buyer for any Disposition Costs incurred or paid prior to the date two (2) years after the Closing date which exceed the Excluded Properties Escrow amount (“Disposition Claims”).

Further, beginning on the date which is two years after the Closing Date, the Buyer shall be solely responsible for any further Disposition Costs thereafter incurred in connection with the Excluded Properties.

(b)	The Cash Payments required by this Section 1.2 shall be made by wire transfer of immediately available funds to the bank accounts designated by the Seller and the Escrow Agent in a written notice delivered to the Buyer at least three (3) Business Days before the Closing Date.

(c)	Subject to the other terms and conditions of this Agreement, the Escrow Amount shall be released to the Seller according to the following terms and conditions, provided however, that the amounts to be released are subject to holdback for any Enumerated Claims and other claims for compensation of Damages pursuant to Article 6 that are outstanding at the time any portion of the Escrow Amount is scheduled to be released; it being understood that such holdback shall be immediately released to the Seller to the extent Seller is found to be not liable for the aforementioned claims:

(i) if at any time prior to the one year anniversary of the Closing Date the Seller presents to the Buyer the written confirmation and certification specified in Schedule 1.2(c)(i) of PRC value added tax (“VAT”) payment by the Transferred Subsidiaries, then the amount of Two Million Eight Hundred Thousand United States Dollars (US$2,800,000) shall be released from the Escrow Amount to the Seller within ten (10) Business Days;

(ii) within ten (10) Business Days following the first anniversary of the Closing Date, the amount of Three Million Five Hundred Thousand United States Dollars (US$3,500,000) less any amount released from the Escrow Amount pursuant to subsection 1.2(c)(i); and

(iii) within ten (10) Business Days of the second anniversary of the Closing Date, all of the remaining Escrow Amount (including all interest, dividends and other earnings thereon) .

1.3	Earn Out.

(a)	The Buyer shall pay to the Seller additional consideration of up to Fifteen Million United States Dollars (US$15,000,000) (the “Earn Out”), payable over a three (3) year period, determined solely in accordance with the formula as set forth on Exhibit 1.3(a) (the “Earn Out Formula”).
(b)	The Earn Out calculation shall be made solely in accordance with the Earn Out Formula and shall be based on the consolidated final annual financial statements of the Transferred Subsidiaries examined and verified by a member firm of the Big Four mutually agreed by the Buyer and the Seller.
(c)	Prior to March 31st of each of 2009, 2010 and 2011, the Buyer shall pay to the Seller the amount of the Earn Out payment due for the previous calendar year, if any, as determined solely in accordance with the Earn Out Formula, to the bank account designated by the Seller.
(d)	The Buyer shall have the right to withhold up to Three Million United States Dollars (US$3,000,000) in the aggregate (“Earn Out Holdback Amount”) from Earn Out payments that are or become due to the Seller, for any Enumerated Claims or other claims for compensation of Damages pursuant to Article 6 that are outstanding at the time any Earn Out payment is scheduled to be paid; it being understood that the Earn Out Holdback Amount shall be immediately released to the Seller to the extent Seller is found to be not liable for the aforementioned claims.
(e)	Except for the Earn Out Holdback Amount, the Earn Out payments that may become due to the Seller (e.g. up to US$12 million) shall not be subject to any reduction or holdback of any kind whatsoever.
1.4	Equity Purchase Price Adjustment.

The Equity Purchase Price shall be subject to adjustment as follows:
(a)	After the Closing, the Buyer will prepare an unaudited consolidated balance sheet of the Company and the Transferred Subsidiaries as of the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet will be prepared in accordance with IFRS applied on a consistent basis.
(b)	The Buyer will prepare an adjustment certificate (the “Adjustment Certificate”) setting forth the calculation, in detail reasonably satisfactory to the Seller, of Net Working Capital as of the Closing Date minus the Target Working Capital (the “Net Working Capital Adjustment”). “Net Working Capital” means current assets of the Company and the Transferred Subsidiaries, minus current liabilities of the Company and the Transferred Subsidiaries. “Target Working Capital” means RMB 87,423,482.
(c)	The Buyer will deliver the Closing Balance Sheet, together with the Adjustment Certificate, to the Seller as soon as reasonably practical but in any event within forty-five (45) days after the Closing Date.
(d)	The Closing Balance Sheet and the Adjustment Certificate will be considered final and binding unless the Seller objects in writing thereto within forty-five (45) days after delivery of the Adjustment Certificate. During such period, the Seller and its appropriate professional advisors shall, upon reasonable prior notice, have reasonable access during normal business hours to the books and records of the Company and the Transferred Subsidiaries and the work papers and back-up materials of the Buyer pertaining to the Closing Balance Sheet and the Adjustment Certificate. If the Seller makes an objection within the aforementioned time limit to the Adjustment Certificate (which objection must include the Seller’s calculation of Net Working Capital as of the Closing Date), the Seller and the Buyer shall use good faith efforts to settle such dispute and reach a written agreement with respect to such dispute. If the Seller and the Buyer are unable to enter into a settlement within thirty (30) days after delivery of the Seller’s written objection under this Section 1.4(d), then the Seller and the Buyer shall select an independent accounting firm of recognized international standing (or, if the Seller and the

Buyer cannot agree upon a selection, they shall select such accounting firm by lot from among the member accounting firms of the Big Four) that shall be instructed jointly by the Seller and Buyer to resolve such dispute as promptly as possible. The Seller and the Buyer will cooperate with the independent accounting firm and, subject to customary confidentiality and indemnity agreements, provide the independent accounting firm with access to such books, records, personnel and responsibilities of each of the Parties and the Company as it shall reasonably request, and such other information as such firm may reasonably request in order to render its determination. A decision by the independent accounting firm as to the resolution of such dispute shall be conclusive and binding upon the Parties for purposes of this Agreement (the “Accountant’s Adjustment Determination”). The Accountant’s Adjustment Determination shall be (i) in writing, (ii) made in accordance withIFRS, but shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, and (iii) non-appealable and incontestable by the Seller or Buyer and not subject to collateral attack for any reason except for fraud or manifest mathematical error. The fees and costs of the independent accounting firm incurred in the resolution of any items in dispute shall be reasonably determined by the independent accounting firm and set forth in the Accountant’s Adjustment Determination, and shall be allocated between and paid by Buyer, on the one hand, and the Seller, on the other hand, in inverse proportion to the extent they prevailed on the items in dispute.
(e)	If the amount of the Net Working Capital Adjustment is positive, no adjustment to the Equity Purchase Price will be made with respect to Net Working Capital. If the amount of the Net Working Capital Adjustment is negative, the Seller shall pay to the Buyer by wire transfer of immediately available funds to the account designated in writing by the Buyer an amount equal to the absolute value of the Net Working Capital Adjustment within ten (10) Business Days after the final determination of such amount pursuant to Section 1.4(d).
1.5	Exchange Rate Risk Management
The Parties recognize and agree that the Seller’s acceptance of the terms and conditions of this Agreement assumes that the RMB value of any payments made to the Seller of Earn Out, Escrow Amount and Excluded Properties Escrow Amount (but not of Cash Payments) will reflect the RMB Exchange Rate in effect on the Effective Date (the “Base Rate”). The Parties hereby agree to jointly certify and confirm the Base Rate by completing and executing a certificate in the form attached hereto as Exhibit 1.5 and agree further to the allocation of duties and responsibilities to manage the risk of fluctuations in the RMB Exchange Rate from and after the Effective Date until such time as all payments of Earn Out, Escrow Amount and Excluded Properties Escrow Amount are made to the Seller (“Exchange Rate Risk”) as set forth in this Section 1.5.
(a)	The Exchange Rate Risk in connection with the Cash Payments shall be born by the Seller and the Buyer shall be free to make the Cash Payments without regard to any Exchange Rate Shortfall.
(b)	The Exchange Rate Risk with respect to any Earn Out payments, or funds released from the Escrow Amount or the Excluded Properties Escrow Amount, to the Seller shall be born by the Buyer as follows:
(i) in respect of any subject payment, the Buyer shall first calculate the RMB equivalent (“Hypothetical RMB Amount”) of such payment, determined by applying the Base Rate;
(ii) the Buyer shall then calculate the RMB equivalent of the subject payment by applying the RMB Exchange Rate in effect on the actual payment date (the “Actual RMB Amount”); and
(iii) in the event the difference between the Hypothetical RMB Amount minus the Actual RMB Amount on the date of the subject payment is positive (an “Exchange Rate Shortfall”), then the Buyer shall, within five (5) Business Days, make a supplemental payment in United

States Dollars to the payee in an amount sufficient to reduce the Exchange Rate Shortfall as of the subject payment date to zero.

(c)	Except as expressly provided herein, any payment to be made under or in connection with this Agreement may be made without regard to the prevailing RMB Exchange Rate, with all Exchange Rate Risk to be born by the payee.
(d)	For purposes of this Agreement, the “RMB Exchange Rate” shall be the middle United States Dollar : RMB exchange rate published by the People’s Bank of China and in effect on the Business Day on or as of which (as the case may be) such rate is determined. In the event the date as of which the RMB Exchange Rate is to be determined does not fall on a Business Day, then the RMB Exchange Rate in effect on the next following Business Day shall apply.
ARTICLE 2 CLOSING
2.1	Closing.

Subject to satisfaction or waiver, as the case may be, of the closing conditions set forth in Sections 2.2 and 2.3 below, the Parties shall deliver and exchange the documents set forth in Sections 2.4 and 2.5 below and the Buyer shall pay the Equity Purchase Price to the Seller as provided in Section 1.2 (the “Closing”). The Closing shall take place on the fifth (5th) Business Day following satisfaction, performance or waiver of all of the conditions set forth in Sections 2.2 and 2.3 (the “Closing Date”), but in any event no later than sixty (60) days following the Effective Date of this Agreement at the Hong Kong office of O’Melveny & Myers, LLP, or on such other date or at such other place as the Parties may agree to in writing. The Parties further endeavor to use commercially reasonable efforts to effect the Closing prior to December 31, 2007; provided however, the Parties recognize and agree that in view of United States Winter holiday schedules, it will not be feasible to effect closing from December 18 through December 31, 2007. Accordingly, the Parties acknowledge and agree that in the event all of the conditions set forth in Sections 2.2 and 2.3 are not satisfied, performed or waived on or before December 13, 2007, the Closing Date shall be deferred to the first mutually feasible Business Day in January 2008, but in any event prior to January 12, 2008. Notwithstanding the second sentence of this Section 2.1, in the event the aforesaid conditions are satisfied, performed or waived on any of December 11 through 13 inclusive, Buyer agrees to effect Closing on December 17, 2007.

2.2	Buyer’s Closing Conditions.

The obligation of the Buyer to complete the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of all of the following conditions, any of which may be waived in writing by the Buyer:

(a)	The representations and warranties made by the Seller in this Agreement shall be true and correct as to the date hereof, and must be accurate as of the Closing Date as if made again on and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date and except where the failure to be so true and correct would not have in the aggregate a Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein and without taking into account any discoveries, events or occurrences arising on or after the date hereof). For purposes of this Agreement, Material Adverse Effect means (i) any material adverse effect on the consummation of the transactions contemplated by this Agreement or (ii) any change, effect, event, occurrence or state of facts or affairs that has had or is reasonably likely to have a material adverse effect on the assets, business, financial condition, operations, or results of operations of the Company and/or the Transferred Subsidiaries taken as a whole except: (A) effects or changes (including general economic and political conditions) that do not (1) have a materially disproportionate effect on such entity and (2) generally affect the industry in which such entity operates or the location where such entity operates; and (B) any change or effect that results from any action taken at the request of the Buyer made following the Effective Date which is outside the obligations of Seller and/or the Guarantors under this Agreement.

(b)	All of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with in all material respects by the Seller.

(c)	Each document required to be executed and delivered pursuant to Section 2.4 must have been executed and delivered in accordance therewith, in form and substance reasonably satisfactory to the Buyer.

(d)	There shall have been no bona fide claim (in the reasonable judgment of the Buyer) threatened or made to the Seller, any of the Guarantors, the Company or the Transferred Subsidiaries which has not been waived, withdrawn or otherwise resolved, to Buyer’s reasonable satisfaction, by any Person, except for any of the individuals listed in Part B of Schedule 9.8(p), asserting that such Person (i) is the holder or the owner of, or has the right to acquire or to obtain ownership of any of the Shares (or other equity-based interest) of the Company, any registered capital or equity-based interest of a Transferred Subsidiary or of any rights related to any of the Excluded Properties; or (ii) is entitled to all or any portion of the Equity Purchase Price payable by the Buyer to the Seller.

(e)	Since the date hereof there shall not have occurred any condition, circumstance, event or occurrence that, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect.

(f)	There shall not be at the Closing any Order of any Governmental Entity, or any Legal Requirement, that (a) prohibits the consummation of the transactions contemplated by this Agreement or (b) subjects the Buyer to any substantial penalty upon the consummation of the transactions contemplated by this Agreement. There shall be no action, suit, or other proceeding brought by any Governmental Entity, or other person that is pending and seeks to prohibit the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.

(g)	All necessary approvals from the Company’s Board of Directors shall have been obtained, including resolutions approving the transfer of the Shares from the Seller to the Buyer and consummation of all transactions contemplated by this Agreement.

(h)	The Seller and/or the Transferred Subsidiaries shall have caused the documents listed in Schedule 2.2 (h) to have been issued or provided, in form and substance reasonably satisfactory to the Buyer, in connection with their respective leased premises including without limitation the premises located at: (1) Floor 1-6, Building B, 5th District, the Hong Hua Ling Industrial Zone, Shenzhen; (2) Dormitory A, Building No. 5, 5th District, the Hong Hua Ling Industrial Zone, Shenzhen; (3) Factory Building No.4-8, the Tong Fu Yu Industrial Park, Shenzhen; and (4) the 3rd and 4th floors of the Dormitory No.7-6, the Tong Fu Yu Industrial Park, Shenzhen.

(i)	Neither the Company nor any of the Transferred Subsidiaries shall own any legal or beneficial equity interest in Century Man Communication (Hong Kong) Limited (“CM Hong Kong”) or Shenzhen Century Man Wireless Communication Equipment Co., Ltd. (“CM Wireless”), nor shall any of the Company or the Transferred Subsidiaries be responsible in any way for any of the liabilities in respect of, or in relation to the transfer, of CM Hong Kong or CM Wireless, and the Seller shall have provided the Buyer with written evidence in form and substance reasonably satisfactory to the Buyer to such effect.

(j)	CM Hong Kong and CM Wireless shall have paid and discharged in full all payables owed to and loans from the Company and the Transferred Subsidiaries, including without limitation the receivables related to the operation of the Transferred Subsidiaries. Neither the Company or the Transferred Subsidiaries shall have any liabilities of any kind whatsoever owed to CM Hong Kong or CM Wireless and the Seller shall have provided a written acknowledgment from each of CM Hong Kong and CM Wireless in form and substance reasonably satisfactory to the Buyer to this effect.

(k)	The Company, CM Equipment or CM Machinery, as the case may be, and the Key Employees listed on Schedule 3 hereto shall have entered into the Employment Agreements substantially in the forms set forth on Exhibit 2.2(k).

(l)	Other than with respect to those legitimate, duly evidenced claims for reimbursement of business expenses advanced by the Guarantors for the benefit of the Company and/or the Transferred Subsidiaries, not exceeding Thirty Thousand United States Dollars (US$30,000) in the aggregate (“Retained Seller Claims”), the Guarantors shall have irrevocably waived and released any actual and potential debts, loans and claims against the Company and the Transferred Subsidiaries incurred on or before the Closing. The Guarantors covenant and agree that they shall bear all PRC Taxes (if any) payable by either the Company or either of the Transferred Subsidiaries in respect of the debts so waived.

(m)	The creditors of the Seller, the Guarantors, the Company and the Transferred Subsidiaries shall have issued all necessary consents, in form and substance reasonably satisfactory to the Buyer, that such creditors have consented to this Agreement and all of the transactions herein contemplated, to the extent such consents are required for the consummation of the transactions contemplated hereunder or where consummation of the transactions contemplated hereunder would afford a creditor a material right it would not have but for the consummation of the transactions contemplated hereunder without such consent or waiver.

(n)	The Seller and the Guarantors have completed all the foreign exchange registrations as required by PRC Legal Requirements, including without limitation the so-called “SAFE Circular 75” in connection with the transfer of the Shares from the Guarantors to the Seller.

(o)	All consents, permits, licenses, authorizations, formal notices from or to, orders and approvals of, and filings and registrations with any Governmental Entity which are required by Law for the execution, delivery and/or the performance of this Agreement, shall have been obtained or made prior to the Closing and shall be in full force and effect, and any applicable waiting periods under applicable Legal Requirements shall have expired or terminated without any conditions with respect to the transactions contemplated by this Agreement having been imposed by any Governmental Entity, except to the extent such filing and registrations relate to obligations under this Agreement clearly intended to be performed after the Closing.

(p)	Mr. LIU Zhi, a Guarantor hereunder, shall have duly executed and delivered to Buyer and ADC a Deed of Indemnification, substantially in the form attached hereto as Exhibit 2.3(p), pursuant to which he shall indemnify, defend and hold harmless Buyer, upon written notice by Buyer, on a dollar-for-dollar basis, and without regard to the terms and conditions of Section 6 hereunder, from and against any and all claims and Damages of any kind asserted by any of the ESOP Beneficiaries arising from or related in manner to their claim to any interest whatsoever in the Shares or consideration to be paid for the Shares hereunder.

(q)	At least five (5) business days prior to the closing, Buyer shall have received a true and correct copy, stamped “DRAFT”, of the original, current and complete Company Share Register, with Buyer’s name entered thereon as the sole shareholder of the Company.

(r)	Buyer shall have received consolidated audited financial statements for the Company and the Transferred Subsidiaries, as of September 30, 2007, prepared according to IFRS and audited by Deloitte Touche Tohmatsu (the “September 30th Audited Statements”), that are materially consistent with the financial statements referenced in Section 3.20 hereof also prepared as of September 30, 2007. Buyer hereby agrees that it shall pay for the costs of said audit and that if Buyer refuses to complete the Closing because the September 30th Audited Statements are not materially consistent with the financial statements referenced in Section 3.20 also prepared as of September 30, 2007 Buyer shall pay to Seller the sum of US$300,000.

(s)	All existing trademark license agreements or similar authorizations in any form whereby CM Equipment authorizes CM Wireless to use any of its trademarks shall have been terminated and a transitional trademark license agreement shall have been duly executed and delivered between CM Wireless and CM Equipment in a form designated by Buyer, pursuant to which CM Wireless shall have a non-exclusive and non-transferable license to use certain CM Equipment trademarks, consisting of the CENTURY MAN name and logo, according to the terms thereof until June 30, 2008.

2.3	Seller’s Closing Conditions.

The obligation of the Seller to complete the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of all of the following conditions, any of which may be waived in writing by the Seller:

(a)	The representations and warranties made by the Buyer in this Agreement shall be true and correct as to the date hereof, and must be accurate as of the Closing Date as if made again on and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date and except where the failure to be so true and correct would not have in the aggregate a Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein and without taking into account any discoveries, events or occurrences arising on or after the date hereof). For purposes of this Section 2.3 (a) only, the definition of Material Adverse Effect set forth in Section 2.2 (a) shall be read to exclude sub-part (ii) of such definition.

(b)	All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with in all material respects by the Buyer.

(c)	Each document required to be executed and delivered pursuant to Section 2.5 shall have been executed and delivered in accordance therewith, in form and substance reasonably satisfactory to the Seller.

(d)	There shall not be at the Closing any Order of any Governmental Entity, or any Legal Requirement, that (a) prohibits the consummation of the transactions contemplated by this Agreement or (b) subjects the Seller to any substantial penalty upon the consummation of the transactions contemplated by this Agreement. There shall be no action, suit, or other proceeding brought by any Governmental Entity or other person that is pending and seeks to prohibit the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.

(e)	All necessary approvals from the Buyer’s and ADC’s Board of Directors shall have been obtained, including resolutions approving the purchase of the Shares from the Seller and consummation of all transactions contemplated by this Agreement.

2.4	Seller’s Deliverables.

In addition to the satisfaction of the conditions set forth in Section 2.2, at the Closing the Seller shall also deliver or cause to be delivered to the Buyer:

(a)	the original of the Employment Agreements duly executed, simultaneously with the execution of this Agreement, by each of the Key Employees identified in Schedule 3;

(b)	all government approvals necessary for the purchase of the Shares contemplated by this Agreement, including without limitation evidence that the Guarantors (and any other party required to do so under applicable Legal Requirements) have completed the amendment registration pursuant to SAFE Circular 75 in connection with the transfer of the Shares from the Guarantors to the Seller.

(c)	the duly executed resolutions of the members of the Company approving the transfer of the Shares from the Seller to the Buyer and consummation of the transactions contemplated by this Agreement substantially in the form attached hereto as Exhibit 2.4 (c), ;

(d)	a written certification by the Seller consistent with Section 2.2(a) above in the form attached hereto as Exhibit 2.4(d);

(e)	a share transfer form duly executed by the Seller transferring the Shares to the Buyer, together with all the outstanding share certificates of the Company (with the Buyer to assume responsibility of delivering the original share transfer form and the outstanding share certificates to the Company’s registered agent);

(f)	the original, current and complete Company Share Register, with Buyer’s name entered thereon as the sole shareholder of the Company, to be delivered to Buyer simultaneously upon Seller’s receipt of written confirmation by the payor bank of Buyer’s irrevocable wire transfer of immediately available cash funds in the amount of the Cash Payment to the bank account designated in writing by Seller for this purpose.

(g)	written resignations of all current directors of the Company;

(h)	current and complete copies of all Company books (if any) and records, including, without limitation, the register of shareholders, the register of directors, the register of charges and the Company Minute Book;

(i)	a “certificate of incumbency” from the Company’s registered agent setting forth the names of all Company directors and shareholders as of the time immediately before Closing, according to the records of the registered agent;

(j)	confirmation that the “client of record” (as such term is commonly understood by registered agents handling company affairs in the BVI) for the Company has advised the Company’s registered agent to take instructions from the Buyer on a going forward basis after the Closing;

(k)	all such documents as are necessary (including without limitation duly completed, signed and sealed application forms, board resolutions, powers of attorney and such other documents as are required by the relevant Shenzhen Administration of Industry and Commerce) for the Buyer or its representative to apply for or report for the record (as the case may be) replacement of the legal representative, directors and officers, and procure issuance of an amended business license reflecting such changes as required by the Buyer in respect of each of the Transferred Subsidiaries;

(l)	a written certification acknowledging receipt by Seller of the Cash Payment required pursuant to Section 1.2(a) (i);

(m)	the originally executed acknowledgements and undertakings in the form set forth in Exhibit 3.5(g) of all ESOP Beneficiaries set forth on Part A of Schedule 9.8(p).

2.5	Buyer’s Deliverables.

In addition to the satisfaction of the conditions set forth in Section 2.3, at the Closing the Buyer shall also deliver or cause to be delivered to the Seller:

(a)	the Equity Purchase Price due at the Closing as provided by Section 1.2;

(b)	a written certification by the Buyer consistent with Section 2.3(a) above, that the Buyer is not aware of any fact or circumstance that makes any representations or warranties herein untrue;

(c)	An officer or director certified copy of the board resolution of each of the Buyer and ADC approving this Agreement and the transactions contemplated hereby; and

(d)	a written certification acknowledging receipt by Buyer of (i) the Company Share certificates (ii) a share transfer form duly executed by the Seller transferring the Shares to the Buyer; and (iii) the original Company Share Register.
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER
The disclosures made by the Seller to the Buyer hereunder, appearing on Schedule 4 hereto (“Disclosure Schedule”) shall make reference and correspond to the Sections contained in this Article 3. Each item so disclosed in the Disclosure Schedule shall constitute an exception to the representations and warranties to which it makes reference and shall be deemed to be disclosed with respect to each section of the Disclosure Schedule to which it relates and/or representation and warranty herein given, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described with reasonable particularity and detail and it is reasonably apparent that such description is applicable to another schedule contained in the Disclosure Schedule. Except as otherwise set forth in the Disclosure Schedule attached hereto as Schedule 4, the Seller and the Guarantors hereby jointly and severally represent and warrant to the Buyer that the following statements in this Article 3 are all true and correct.
3.1	Authorization and Good Standing; Organization.

(a)	The Seller and each of the Guarantors have all requisite legal power, capacity and authority to execute and deliver this Agreement and to carry out and perform their respective obligations hereunder. This Agreement when executed and delivered by the Seller and each Guarantor shall constitute a valid and binding obligation of each of them, enforceable in accordance with its terms.

(b)	The Company is a company with limited liability, validly existing, duly qualified and properly licensed in the BVI under the BVI International Business Companies Act, 2004; and each of the Transferred Subsidiaries is a limited liability company validly existing, duly registered and established and properly licensed in the PRC in accordance with the Laws of the PRC.

(c)	The Company and the Transferred Subsidiaries have all requisite organizational and regulatory power and authority (including all licenses, approvals, permits, registrations and certifications from all Governmental Entities) to own, lease and operate such entity’s properties and to carry on such entity’s business as now being conducted in each jurisdiction in which business is conducted or property is owned, leased or operated by such entity (or the nature of such entity’s business makes such qualification or licensing necessary), except for such failures that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

(d)	The Seller previously has delivered to the Buyer true, correct and complete copies of the documents evidencing the legal existence and organization of the Company and each of the Transferred Subsidiaries listed in Schedule 3.1(d) (collectively, the “Organizational Documents”) as in effect on the date of this Agreement, and have made available to the Buyer current and complete minute books containing all minutes and material actions of the board of directors and shareholders with respect to the Company and each of the Transferred Subsidiaries for the three year period ending as at the date of this Agreement, and the Disclosure Schedule contains a list describing all material actions of the board made orally , and all Organizational Documents and other documents herein specified or referenced are accurate and complete in all material respects.

3.2	Affiliates and Subsidiaries.

Schedule 2 hereto contains a list of all subsidiaries of the Company, which constitute all of the organizations in which the Company, directly or indirectly, owns or otherwise controls any outstanding voting securities, other voting interests, other equity interests or any rights to acquire any of the aforementioned securities or interests.

3.3	Non-Contravention; Legal and Tax Compliance.

(a)	Each of the Company and each of the Transferred Subsidiaries possesses each approval, consent, license, permit, waiver or other authorization necessary from any government entity entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature over it (“Governmental Entity”) or pursuant to any Order, Law, regulation, decree, permit or license that is applicable to it, to the ownership or use of any of the Shares (or registered capital equity interest, as the case may be), or to the operation of its business (“Legal Requirement”) that is required to be held by such entity for its operation or business (“Governmental Authorization”). Each Governmental Authorization is valid and in full force and effect and will continue to be valid and in full force and effect as each Governmental Authorization so states on its face, as of and after the Closing. A true and complete list of all material Governmental Authorizations is set forth in the Disclosure Schedule.

(b)	Neither the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of the Organizational Documents; (ii) require the Company or any of the Transferred Subsidiaries to obtain or make any Consents, Filings, or Notices of or with any Governmental Entity; (iii) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of the effect of, constitute an impermissible assignment or change of control under, or cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under any provision of any material note, bond, Contract, agreement, or other instrument to which the Company or any of the Transferred Subsidiaries is a party or is subject; (iv) violate any Order or Legal Requirement applicable to the Company or any of the Transferred Subsidiaries or any of their respective assets; or (v) result in the creation of any Lien on any assets of the Company or any of the Transferred Subsidiaries. For purposes of this Agreement, “Contract” means any agreement, contract, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

(c)	The execution, delivery, and performance of this Agreement by the Seller and each Guarantor will not constitute a default under any agreement or instrument to which the Seller or a Guarantor is a party or is bound, or result in a breach of any Order to which the Seller or a Guarantor is a party or is bound.

(d)	The Seller, the Company and each of the Transferred Subsidiaries are, and at all times have been, in compliance with each Legal Requirement in all material respects. Each of the Guarantors is, and at all times has been, in compliance with each Legal Requirement to which it is subject in connection with its obligations under this Agreement and the transactions herein contemplated to which it is a party.

(e)	No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by the Seller, the Guarantors, the Company or any of the Transferred Subsidiaries of, or a failure on the part of the Seller, the Guarantors, or the Company or any of the Transferred Subsidiaries to comply with, any Legal Requirement to which it is subject in all material respects or (ii) may give rise to any material obligation on the part of the Seller the Company or any of the Transferred Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(f)	Neither the Company nor any of the Transferred Subsidiaries has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, or potential material violation of, or failure to comply with, any Legal Requirement relating to the Company or any of the Transferred Subsidiaries or (ii) any actual, alleged, or potential material obligation on the part of the Seller, the Company or any of the Transferred Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to its business or employees.

(g)	In connection with the procurement, negotiation, execution and delivery of this Agreement (i) no illegal (under all applicable Law) or improper benefit has been promised or given, whether directly or indirectly, to any government official by the Seller, any Guarantor, the Company or the Transferred Subsidiaries, and (ii) the Seller, the Guarantors, the Company and the Transferred Subsidiaries have otherwise acted in material compliance with all applicable Laws.

3.4	Governmental Authorizations.

(a)	Each of the Company and the Transferred Subsidiaries is, and at all times has been, in compliance with all of the terms and requirements of each Governmental Authorization in all material respects.

(b)	No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization or Legal Requirement or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Governmental Authorization currently applicable to the Company or the Transferred Subsidiaries.

3.5	Capitalization; Ownership.

(a)	The Shares are, as of the time immediately prior to the Closing, all of the fully paid and non-assessable issued shares of the Company and, other than as listed with respect to ESOP Beneficiaries as set forth on Schedule 9.8(p), represent the only legal and beneficial ownership interests in the Company or actual or contingent rights to acquire an interest in the Company. The Proportionate Interests accurately reflect the proportionate interests in and ownership and control of the Seller by each of the Guarantors, and, other than as listed with respect to ESOP Beneficiaries as set forth on Schedule 9.8(p), there are no other legal or beneficial ownership interests in the Seller or actual or contingent rights to acquire an interest in the Seller. The Seller is the sole shareholder of the Company, and the Company owns one hundred per cent (100%) of the Registered Capital of each of the Transferred Subsidiaries.

(b)	The Shares have been duly authorized and validly issued and were not issued in violation of any preemptive rights.

(c)	The Company has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that would require the Company to issue, sell, or otherwise cause to become outstanding any ownership interests in, or any securities convertible into or exchangeable or exercisable for any ownership interests in, the Company, other than pursuant to this Agreement and the Organizational Documents.

(d)	The Shares are not subject to any voting trust, shareholder agreement or other similar Contract, including any Contract restricting or otherwise relating to voting, dividend rights, or disposition of the Shares, other than pursuant to this Agreement and the Organizational Documents.

(e)	The Seller has valid, legal title of and owns the Shares of the Company free and clear of all Liens imposed by or of any third party as of the Closing Date. When the Shares are transferred to the Buyer, the transfer of the Shares will be in compliance with all applicable Laws, with all legal and beneficial title to the Shares vesting completely in the Buyer.

(f)	The Company has valid, legal title of and owns the Transferred Subsidiaries’ equity, free and clear of all Liens imposed by or on behalf of any third party. The respective equity interests of each of the Transferred Subsidiaries are validly issued, fully paid, and non-assessable, and all such equity interests are owned directly and entirely by the Company. There are no existing options, warrants, calls, rights, or Contracts or arrangements of any character to which the Company or any of the Transferred Subsidiaries is a party requiring, and there are no securities of any of the Transferred Subsidiaries outstanding that upon conversion or exchange would require, the issuance of any equity interests in any of the Transferred Subsidiaries or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase any equity interests in any of the Transferred Subsidiaries. Neither the Company, any of the Transferred Subsidiaries, or, to the Seller’s Knowledge, any other person is a party to any voting trust or other Contract or arrangement with respect to the voting, redemption, sale, transfer, or other disposition of the ownership interests in any of the Transferred Subsidiaries. For purposes of this Agreement, “Knowledge” means (i) the actual knowledge of a natural person or a director or any executive officer of an entity or any of their Affiliates, as such knowledge has been obtained in the normal conduct of the business and (ii) such knowledge as a reasonably prudent Person in such position should have obtained upon the exercise of reasonable diligence. Knowledge of the Seller, the Guarantors, the Company, or the Transferred Subsidiaries, when referred to in this Agreement, means the Knowledge of the individuals listed and/or referred to in Schedule 3.5 (f) (i.e., specified officers and managers of the Seller, the Company and the Transferred Subsidiaries and their immediate subordinates in the Seller, the Company or the Transferred Subsidiaries, and certain other key employee as the case may be).

(g)	With respect to the ESOP Beneficiaries: (i) Schedule 9.8(p) contains a true, correct and complete list of the ESOP Beneficiaries and their ultimate beneficial ownership interests in the Shares; (ii) except as set forth on Schedule 9.8(p) no ESOP Beneficiary has any legal or equitable claims in connection with the Shares (or other legal and beneficial ownership interests in the Company or actual or contingent rights to acquire an interest in the Company) or any consideration to be paid for the same whatsoever except against Mr. LIU Zhi, a Guarantor hereunder, (iii) apart from the ESOP Beneficiaries there are no individuals or entities with any beneficial rights or interests in or to the Shares (or other legal or beneficial ownership interests in the Company or actual or contingent rights to acquire an interest in the Company), or to the Knowledge of the Seller and the Guarantors potential claims of any kind based thereon or deriving therefrom; (iv) each ESOP Beneficiary specified in Schedule 9.8(p) Part A has duly executed and delivered an acknowledgement and undertaking confirming their beneficial interest in the Shares and other matters, substantially in the form set forth in Exhibit 3.5(g).

3.6	Environmental, Health and Safety Matters.

(a)	Each of the Company and the Transferred Subsidiaries has complied with and is in compliance in all material respects with all Legal Requirements and all Contractual obligations concerning public health and safety, worker health and safety, occupational disease, and pollution or protection of the environment (collectively, “Environmental, Health and Safety Requirements”). To the Knowledge of the Seller and the Guarantors, no facts, events or conditions relating to the past or present facilities, properties, business or operations of the Company or the Transferred Subsidiaries will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other material liability whatsoever (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to any applicable Environmental, Health and Safety Requirements.

(b)	Neither the Company nor any of the Transferred Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements.

(c)	To the Knowledge of the Seller, none of the following exists at any property or facility owned or operated by the Company or any of the Transferred Subsidiaries: (i) asbestos-containing material in any form or condition, (ii) materials or equipment containing polychlorinated biphenyls or (iii) landfills, surface impoundments or disposal areas.

3.7	Business Scope.

The scope of business of each of the Company and the Transferred Subsidiaries and each of their respective business operations fully comply with all applicable Laws.

3.8	No Legal Action.

There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Seller, threatened against the Company or any of the Transferred Subsidiaries, or any of their respective activities, properties or assets, or against any officer, director or employee of any of such entities (in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or any of the Transferred Subsidiaries). There is no pending or, to the Knowledge of the Seller, threatened claim or litigation against the Company or any of the Transferred Subsidiaries (a) contesting its right to produce, manufacture, market, sell, use or offer any products, process, methods, substance, component or other material or service presently produced, manufactured, marketed, sold, used or offered or planned to be produced, manufactured, marketed, sold, used or offered by the Company or any of the Transferred Subsidiaries; or (b) involving any Proprietary Assets (as described in Section 3.10).

3.9	No Insolvency.

No Order has been made and no resolution has been passed for the winding up of the Company or any of the Transferred Subsidiaries and none of the Company or any of the Transferred Subsidiaries is insolvent or unable to pay its debts as they become due.

3.10	Status of Proprietary Assets.

(a)	Each of the Company and the Transferred Subsidiaries has full title and ownership of, or is duly licensed or otherwise authorized to use, all Proprietary Assets (as defined below) necessary and sufficient to carry on its business as now conducted and, to the Knowledge of the Seller and the Guarantors, as proposed to be conducted except for the sale or other distribution of any product of ADC or any subsidiary thereof (“Company Proprietary Assets”). The Company and each of the Transferred Subsidiaries and the Seller have taken all commercially reasonable steps necessary to establish, maintain and protect the ownership of the Company Proprietary Assets that are owned by the Company or each of the Transferred Subsidiaries or that the Company or any of the Transferred Subsidiaries has the right to own. To the Seller’s Knowledge, it is not necessary and will not be necessary for the Company or any of the Transferred Subsidiaries to utilize any Proprietary Assets of the Seller or any employees, contractors, consultants, or other agents of the Seller, Company, or any of the Transferred Subsidiaries made prior to their employment or engagement by any of such entities, except for Proprietary Assets that have been assigned to or are otherwise owned by the Company or any of the Transferred Subsidiaries. To the Knowledge of the Seller and the Guarantors, it is not necessary and will not be necessary for the Company or any of the Transferred Subsidiaries to utilize any Proprietary Assets of the Seller or any former employees, contractors, consultants, or other agents of the Seller, Company, or any of the Transferred Subsidiaries made prior to or after their employment or engagement by any of such entities, except for Proprietary Assets that have been assigned to or are otherwise owned by the Company or any of the Transferred Subsidiaries. For purposes of this Agreement, the “Proprietary Assets” shall include without limitation any inventions, patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, confidential and proprietary information, designs and proprietary rights.

(b)	None of the Company or any of the Transferred Subsidiaries has granted to any third party any options, licenses, interests, encumbrances, releases, waivers, or agreements of any kind relating to any Proprietary Asset of the Company or any of the Transferred Subsidiaries. None of the Company or any of the Transferred Subsidiaries is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any product or service of the Company or any Transferred Subsidiary, any Company Proprietary Asset, or any other property or rights.
(c)	Each item of the Company Proprietary Assets owned by each of the Company or the Transferred Subsidiaries or that the Company or any of the Transferred Subsidiaries is licensed or otherwise authorized to use immediately prior to the Closing is available for use by the Company or any of the Transferred Subsidiaries on identical terms and conditions immediately subsequent to the Closing. Each of the Company and the Transferred Subsidiaries has taken all commercially reasonable actions to maintain and protect each item of the Company Proprietary Assets that it owns or has the right or option to own and will continue to maintain and protect all of such Proprietary Assets prior to Closing so as not to materially adversely affect the validity or enforceability thereof. None of the Company or any of the Transferred Subsidiaries is in breach of any material term or has failed to satisfy any material condition of any license, agreement, or other authorization by which the Company or Transferred Subsidiaries is licensed or otherwise authorized to use any item of Company Proprietary Assets.
(d)	None of the Company or any of the Transferred Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Assets rights of third parties, and no product or service of the Company or any of the Transferred Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise came into conflict with, any Proprietary Assets rights of third parties. To the Knowledge of the Seller, the Company, and the Transferred Subsidiaries and their respective directors, officers, and employees with responsibility for Proprietary Assets matters: (i) none of the Company or any of the Transferred Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Proprietary Assets rights of third parties as a result of the continued operation of its business as presently conducted or as presently proposed to be conducted except for the sale or other distribution of any product of ADC or any subsidiary thereof; (ii) no product or service of the Company or any of the Transferred Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Proprietary Assets rights of third parties; and (iii) there are no facts that indicate a likelihood of any of the foregoing. None of the

Company or any of the Transferred Subsidiaries’ respective directors, officers, or employees with responsibility for Proprietary Assets matters have ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or any of the Transferred Subsidiaries should or must license or refrain from using any Proprietary Assets rights of any third party). To the Knowledge of the Seller, the Company, and the Transferred Subsidiaries and such party’s directors, officers, and employees with responsibility for Proprietary Assets matters, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Assets rights of the Company and any of the Transferred Subsidiaries. None of the Company or any of the Transferred Subsidiaries has ever agreed to or is otherwise obligated to indemnify or defend any third party for or against any interference, infringement, misappropriation or other conflict with respect to any product or service thereof or any item of Company Proprietary Asset.

(e)	The Disclosure Schedule identifies each patent, patent application, trademark registration, and trademark application owned by the Company or the Transferred Subsidiaries. The Disclosure Schedule also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name used by the Company or the Transferred Subsidiaries in connection with any of its businesses and any Company Software (as defined below) owned by the Company or any of the Transferred Subsidiaries. With respect to each item of such Proprietary Assets identified in the Disclosure Schedule in connection with this Section 3.10(e):

(i) the Company and/or the Transferred Subsidiaries, as the case may be, owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction or limitation regarding use or disclosure;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Seller, the Company, or such Transferred Subsidiaries or any of its directors, officers, and employees with responsibility for Proprietary Assets matters, is threatened that challenges the legality, validity, enforceability, use or ownership of the item, and to the Knowledge of the Seller, the Company, or such Transferred Subsidiaries or any of its directors, officers, and employees with responsibility for Proprietary Assets matters, there are no grounds for the same; and

(iv) no loss or expiration of the item is pending or reasonably foreseeable, or to the Knowledge of the Seller and the Guarantors, threatened, except for patents expiring at the end of their statutory terms and not as a result of any act or omission by the Company or any of the Transferred Subsidiaries, including without limitation, a failure by the Company or any of the Transferred Subsidiaries to pay any required maintenance fees.

(f)	The Disclosure Schedule identifies any Company Software that is not owned by the Company or any of the Transferred Subsidiaries.

(g)	Each person who is or was an employee or independent contractor of the Company or any of the Transferred Subsidiaries and who is or was involved in the creation or development of any product or service thereof or was provided access to confidential or proprietary information of the Company or any of the Transferred Subsidiaries has entered into a written agreement with the Company or any of the Transferred Subsidiaries pursuant to which such person, inter alia, assigned to the Company or any of the Transferred Subsidiaries all intellectual property rights in any work performed by such person and agreed to maintain the confidentiality of all such proprietary and confidential information and trade secrets, each such agreement is in full force and effect and a form of each such agreement is listed on the Disclosure Schedule and ownership of and title to all such intellectual property rights has in fact vested unconditionally in the Company and/or one or both of the Transferred Subsidiaries.

(h)	None of the Company or any of the Transferred Subsidiaries is a party to any agreement or arrangement, or is subject to any law, rule, or regulation, under which any governmental entity had or has acquired rights or has the right or ability to do so in the future, with respect to any product or service of the Company or the Transferred Subsidiaries or any Proprietary Assets of the Company or the Transferred Subsidiaries.

(i)	None of the Company or any Transferred Subsidiaries, nor, any employee or owner thereof, nor, to the Knowledge of the Seller and the Guarantors, any independent contractor, consultant, or agent thereof, is a member, affiliate or participant of or in any standards or certification body, industry or governmental consortium, or trade group. None of the Company or any Transferred Subsidiaries, nor any employee, independent contractor, consultant, agent, or owner thereof, (i) has granted or is obligated to grant any right, title or interest in or to any of the Proprietary Assets or any product or service of the Company or Transferred Subsidiaries (including without limitation any obligation to license on a royalty-free or reasonable-and-non-discriminatory basis) pursuant to any agreement, by-law, understanding, or requirement of any standards or certification body, industry or governmental consortium, or trade group; or (ii) has submitted to any standards or certification body, industry or governmental consortium, or trade group any declaration, assurance, disclaimer, proposal, or other statement relating to any of the Proprietary Assets of the Company or Transferred Subsidiaries.

(j)	No rights in the Company Software have been transferred to any third party except to customers of the Company or any of the Transferred Subsidiaries to whom it has licensed such Company Software in object code form in the ordinary course of business on a non-exclusive basis without the right to sublicense or make derivative works. The Company or Transferred Subsidiaries, as the case may be, has the right to use all software development tools, library functions, compilers, and other third party software that are required to operate, modify, distribute, or support the Company Software. None of the Company or any the Transferred Subsidiaries has provided, escrowed, or otherwise disclosed the source code for any Company Software to any third party nor is it under any obligation to do so. None of the Company or any of the Transferred Subsidiaries has (1) incorporated any Publicly Available Software in whole or in part into any part of Company Software in manner that subjects or purports to subject the Company Software, in whole or in part, to all or part of the license obligations of any Publicly Available Software or grants, or purports to grant, to any third party, any rights or immunities under the Proprietary Assets of the Company or any of the Transferred Subsidiaries; or (2) used Publicly Available Software in whole or in part in the development of any part of the Company Software in a manner that subjects or purports to subject the Company Software, in whole or in part, to all or part of the license obligations of any Publicly Available Software or grants, or purports to grant, to any third party, any rights or immunities under the Proprietary Assets of the Company or any of the Transferred Subsidiaries; or (3) distributed Company Software in conjunction with or for use with any Publicly Available Software in a manner that subjects or purports to subject the Company Software, in whole or in part, to all or part of the license obligations of any Publicly Available Software or grants, or purports to grant, to any third party, any rights or immunities under the Proprietary Assets of the Company or any of the Transferred Subsidiaries. For purposes of this Agreement, “Company Software” means software included in or used with any product or service of the Company or any Transferred Subsidiaries or that is otherwise distributed by the Company or any Transferred Subsidiaries. For the purposes of this Agreement “Publicly Available Software” means each of: (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models; and (b) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

3.11	Related Transactions.

No employee, officer, or director of the Company or any of the Seller Transferred Subsidiaries, nor any of the Seller, or Guarantors (or any member of any Guarantor’s immediate family) is, directly or indirectly, indebted to the Company or any of the Transferred Subsidiaries, nor are the Company or any of the Transferred Subsidiaries indebted, directly or indirectly (or committed to make loans or extend or guarantee credit) to any such parties, nor does any other individual or entity have a right to recover any claims as a direct or indirect successor, assignee, heir or holder in due course of a debt or debt instrument originally created by the Company or any Transferred Subsidiary in favor of the Seller or any Guarantor.

3.12	Conduct of Business of the Company and the Transferred Subsidiaries.

Since December 31, 2006 the Company and each of the Transferred Subsidiaries have conducted their respective businesses only in the ordinary course of business and, in all material respects, consistent with past practice. Since December 31, 2006 there has not occurred any act, occurrence or transaction which has resulted or would be reasonably likely to result in a Material Adverse Effect or which may constitute a breach of the provisions of Article 5 of this Agreement had the date of any such act, occurrence or transaction occurred following the date hereof. Without limiting the generality of the forgoing and, in each instance excluding the transactions contemplated by this Agreement, since December 31, 2006, neither the Company nor any of the Transferred Subsidiaries has:

(a)	created, incurred, assumed, or guaranteed any indebtedness or become subject to any material liabilities, or guaranteed payment or performance of any debt or obligation of a third party, other than liabilities incurred in the ordinary course of business;

(b)	subjected any of its material assets to any Liens, except for (i) Liens for taxes not yet delinquent, (ii) Liens imposed by Law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like and (iii) Liens listed on Schedule 3.12(b) (“Permitted Liens”);

(c)	sold, assigned, licensed or transferred any material assets, other than in the ordinary course of business;

(d)	suffered any material theft, damage, destruction or loss to any property or properties owned by it, whether or not covered by insurance, or forgiven or canceled any material claims, or waived any right of material value;

(e)	increased in any material respect its total number of employees or the compensation, bonuses, or benefits payable or to become payable to any directors, officers, employees, agents, or representatives, except as required under any existing employment agreement or as required by Law;

(f)	suffered any material work stoppage;

(g)	changed in any material respect any of its accounting principles or the methods of applying such principles;

(h)	entered into any agreement with any of the Guarantors or the Seller, or any partner, member, owner, or affiliate of the Seller nor any member of any Guarantor’s immediate family;

(i)	made any material change in the manner and timing of payment of trade and other payables nor accelerated the collection of accounts receivable in the ordinary course of business;

(j)	amended its Organizational Documents;

(k)	declared or paid any dividend or distribution with respect to the Shares or the registered capital equity interest of any of the Transferred Subsidiaries;

(l)	made any capital expenditures in excess of RMB 757,080 or made any commitment therefore of RMB 757,080 individually or RMB 1,892,700 in the aggregate (or of the foreign currency equivalents thereof);

(m)	authorized for issuance, issued, sold, pledged or delivered any equity interests or any securities convertible into or exchangeable or exercisable for other equity interests, or redeemed, purchased, or otherwise acquired any other equity interests;

(n)	merged or consolidated with any Person or entered into any partnership, joint venture, association, or other business organization;

(o)	materially changed or altered any of the terms of outstanding receivables or accelerated the collection of receivables;

(p)	disclosed any proprietary confidential information other than pursuant to a non-disclosure agreement entered into in the ordinary course of business;

(q)	sold, transferred or licensed any intellectual property rights of any nature other than licenses granted in the ordinary course of business on commercial terms and on a non-exclusive basis in conjunction with the sale of product in the ordinary course of business;

(r)	waived any rights of material value or suffered any extraordinary losses;

(s)	made any charitable contributions or pledges in excess of RMB 7,570 in the aggregate;

(t)	factored any receivables, entered into any Contracts that might restrict the ability of their respective businesses to operate freely post-Closing (including, but not limited to, non-competition agreements, exclusive dealing arrangements or the like), made any investments in equity or debt instruments of third parties, nor, to the Knowledge of the Seller and the Guarantors, become the subject of any investigation or claim; or

(u)	other than this Agreement, entered into any agreement or commitment to do any of the foregoing.

3.13	Property Title.

All properties and assets owned by the Company and each of the Transferred Subsidiaries are free and clear of any mortgages, Liens, encumbrances and security interests, except for Permitted Liens. With respect to the properties leased by the Company or any of the Transferred Subsidiaries, the Company and each of the Transferred Subsidiaries is in material compliance with such leases. The Company and each of the Transferred Subsidiaries owns or leases all properties and assets necessary to conduct such party’s business and operations as presently conducted and as proposed to be conducted by the Buyer.

3.14	Condition and Sufficiency of Assets.

All buildings, structures, fixtures, building systems, tooling and equipment, and all other assets of the Company and each of the Transferred Subsidiaries, are in reasonable condition and repair (ordinary wear and tear excepted) and sufficient for the operation of the Company’s and each of the Transferred Subsidiaries’ respective businesses as presently conducted and as reasonably can be contemplated in the foreseeable future.

3.15	Accounts Receivable.

All accounts receivable of the Company and the Transferred Subsidiaries that are reflected on the Financial Statements (as such term is defined in Section 3.20) or on the accounting records of the Company and the Transferred Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business of the Company or the Transferred Subsidiaries. All reserves for Accounts Receivable have been established in accordance with mainland Chinese GAAP and reflect the Seller’s good faith estimate of the Accounts Receivable reasonably determined to be at risk.

3.16	Inventory.

All inventory of the Company and each of the Transferred Subsidiaries, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business. Excess and/or obsolete inventory have been appropriately reserved for on the Financial Statements. All inventory is supported by relevant, valid VAT invoices in respect of the input VAT paid in accordance with all applicable VAT rules and regulations.

3.17	Employment and Labor Union.

(a)	None of the Company or any of the Transferred Subsidiaries is bound by or subject to any Contract, commitment or arrangement with any labor union, and, no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company or any of the Transferred Subsidiaries. There is no strike or other labor dispute pending or, to the Knowledge of the Seller or Guarantors, threatened involving the Company or any of the Transferred Subsidiaries nor are any of such entities aware of any labor organization activity involving its employees. To the Knowledge of the Seller or Guarantors, no employee of the Company, or the Transferred Subsidiaries, is in material violation of any Legal Requirement, or any material term of any employment Contract, or other Contract relating to the relationship of any such employee with the Company or any of the Transferred Subsidiaries or any other party because of the nature of the business conducted or to be conducted by the Company and each of the Transferred Subsidiaries.

(b)	Neither the Seller, any of the Guarantors the Company nor any of the Transferred Subsidiaries is aware that any officer or such core employee listed on Schedule 3.17(b) , or any group of core employees, intends to terminate their employment with the Company or any of the Transferred Subsidiaries, nor does any such entity intend to terminate the employment of any such employees.

(c)	With regard to employment and staff or labor management, the Company and each of the Transferred Subsidiaries has complied in all material respects with all applicable Legal Requirements, including without limitation, Laws pertaining to overtime compensation, minimum wage, welfare funds, social benefits, union or workers’ activity funding, medical benefits, insurance, retirement benefits, housing funds or pensions.

(d)	None of the Company or any of the Transferred Subsidiaries is a party to or bound by any Contract of any nature to employ, hire (either directly or through a labor service agency such as FESCO or CIIC or labor outsourcing service), retain, compensate, pay or provide benefits to any Person that has not been provided to the Buyer in the due diligence materials in writing, other than such Contracts with respect to low-level clerical, janitorial or other support staff performing fungible functions.

(e)	Neither the Company nor any Transferred Subsidiary has any material labor relations problem pending or, to the Knowledge of the Seller or Guarantors, threatened.

3.18	Minute Books.

The minute books of the Company and each of the Transferred Subsidiaries contain complete summaries of all meetings of directors and shareholders for the three year period ending as at the date of this Agreement and the Disclosure Schedule contains a list describing all material actions of the board made orally, and the transactions referred to in such minutes are accurately described in all material respects.

3.19	Contracts; No Defaults.

Neither the Company nor any of the Transferred Subsidiaries is a party to any Contracts (i) other than Contracts entered into in the ordinary course of business, (ii) having a term in excess of six (6) months; (iii) involving payments in excess of RMB two hundred thousand (RMB

200,000); or (iv) involving terms or conditions that are other than commercially reasonable and at arms length. Neither the Company nor any of the Transferred Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants, undertakings or conditions contained in any agreement or instrument to which it is a party which may have a Material Adverse Effect on the condition, financial or other, of such entity. The Seller has provided to the Buyer in the due diligence materials all material Contracts, including, but not limited to, all Contracts containing any restrictive covenants, non-compete or exclusive dealing provisions, product tie-in requirements, “most favored nation” or similar preferential pricing clauses, or any other restrictions on business practices of the Company or either of the Transferred Subsidiaries.

(a)	Neither the Company nor any Transferred Subsidiary is a party to or bound by any of the following:
(i) any Contract that involves remaining performance of services or delivery of goods or materials by or to the Company or any of the Transferred Subsidiaries of an amount or value in excess of RMB 200,000;
(ii) any Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company or any of the Transferred Subsidiaries in excess of RMB 200,000;
(iii) any lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property which has not been disclosed to the Buyer (except agreements relating to personal property having remaining payments of less than RMB 200,000 per agreement and except for any Loans);
(iv) any undisclosed licensing or royalty agreement with respect to patents, trademarks, copyrights, or other intellectual property (including software);
(v) any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;
(vi) any joint venture, partnership, or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or any of the Transferred Subsidiaries with any other Person (other than commission and other similar agreements that involve expenditures of less than RMB 100,000 per year);
(vii) any Contract containing covenants that in any way purport to restrict the business activities of the Company or any of the Transferred Subsidiaries or limit the freedom of the Company or any of the Transferred Subsidiaries to engage in any line of business, freely purchase from any source or to compete with any Person (including without limitation Contracts containing restrictive covenants, non-competition or exclusive dealing obligations, product tie-in requirements, “most favored nation” clauses, pricing restrictions or any other restrictions on business practices);
(viii) any Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods (other than commission and other similar agreements that involve expenditures of less than RMB 100,000 per year);
(ix) any Contract for capital expenditures in excess of RMB 757,080;
(x) any warranty, guaranty, or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;
(xi) any note, bond or other instrument evidencing indebtedness of the Company for borrowed money;
(xii) any mortgage, security agreement or other instrument creating or relating to an encumbrance on assets of the Company or the Transferred Subsidiaries;

(xiii) any undisclosed Contract with the Seller, any of the Guarantors, or any Affiliate of Company, either of the Transferred Subsidiaries or the Seller;

(xiv) any employment, agency, representative, distribution or consulting Contracts that are not on standard forms of the Company or the Transferred Subsidiaries, as applicable; or

(xv) any Contract terminable on a change of control or on failure to satisfy any financial performance standards set forth in such Contract.

(b)	The Seller has made available to the Buyer true and complete copies of each of the written Contracts to which the Company or any of the Transferred Subsidiaries is a party and has provided to the Buyer a written summary of all oral Contracts (if any) to which the Company or any of the Transferred Subsidiaries is a party.

(c)	Each Contract to which the Company or any of the Transferred Subsidiaries is a party is in full force and effect and is valid and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally. To the Knowledge of the Seller and each of the Guarantors, no other Person that has or had any obligation or liability under any Contract to which the Company or any of the Transferred Subsidiaries is a party is in default under the terms of such Contract. Each of the Company and the Transferred Subsidiaries has performed, in all material respects, all obligations under all Contracts to which it is a party and neither the Seller nor any of the Guarantors has any Knowledge of any actual or anticipatory breach by the Company, the Transferred Subsidiaries or any counterparty to any Contract.

(d)	To the Knowledge of the Seller and each of the Guarantors, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give the Company, a Transferred Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, limit the scope of, or benefits under, or to cancel, terminate, or modify, any Contract required to be disclosed pursuant to Section 3.19(a); and

(e)	Neither the Company nor any of the Transferred Subsidiaries is a party to any Contract required to be disclosed pursuant to Section 3.19(a) that cannot be reasonably expected to be timely performed without expenditure of time or funds versus what would normally be expected in the ordinary course of business for such Contract, or that requires such party to refund any payments received for work not yet performed.

3.20	Financial Statements; Material Facts.

In connection with the transactions contemplated by this Agreement, the Seller has provided, or has caused the Company and each of the Transferred Subsidiaries to furnish to the Buyer and has included in Schedule 3.20 of the Disclosure Schedule, true, accurate and complete copies of (i) the bank account records of the Company for the year ended December 31, 2006 and the period commencing on January 1, 2007 and ended on September 30, 2007, respectively; (ii) the unaudited balance sheets (including the shareholders’ equity), statements of income, and cash flows of each of the Transferred Subsidiaries for the year ended December 31, 2006; (iii) the unaudited balance sheets (including the shareholders’ equity), statements of income, and cash flows of each of the Transferred Subsidiaries for the period commencing January 1, 2007 and ended on September 30, 2007 (collectively, the “Financial Statements”). The Financial Statements are based upon the information contained in the books and records of the Company (in their current state) and the Transferred Subsidiaries and, in the aggregate, fairly present in all material respects the financial condition as of the dates thereof and the results of operations for the periods referred to therein of the Company and/or the Transferred Subsidiaries, as applicable. The Financial Statements (excluding the bank account records of the Company) have been prepared in accordance with International Financial Reporting Standards (“IFRS”), consistently applied and reflect all adjustments necessary to a fair statement of the results for in the interim periods presented. Neither the Seller, any of the Guarantors nor the Company nor any of the Transferred Subsidiaries are aware of any information, fact or circumstance which has or would have a Material Adverse Effect which has not been fully and accurately disclosed in writing to the Buyer

3.21	Current Operation.

Neither the Seller, any of the Guarantors nor the Company nor any of the Transferred Subsidiaries are aware of any existing fact or circumstance that may have a Material Adverse Effect on the ability of the Company or any of the Transferred Subsidiaries to conduct its business as presently conducted or as proposed to be conducted by the Buyer.

3.22	Business Relationships.

(a)	There are no unresolved disputes outstanding with any of the customers, vendors or employees of the Company or any of the Transferred Subsidiaries and no sales manager or more senior management personnel of the Company or any Transferred Subsidiary has any Knowledge that a significant customer or vendor has refused to continue to do business with such entity or has stated its intention to the Company or any Transferred Subsidiary not to continue to do business with such entity or to reduce the amount of such business since December 31, 2006. Since December 31, 2006, there has not been any shortage, unavailability or material price increase of any raw materials necessary to manufacture any of the products sold by the Company or any of the Transferred Subsidiaries and there is no current shortage or unavailability that may lead to any such shortage.

(b)	Since December 31, 2006, there has been no termination of any major independent distributor, wholesaler, sales representative, or agent relationship of the Company or any of the Transferred Subsidiaries, nor does any sales manager or more senior management personnel of the Company or any Transferred Subsidiary have Knowledge that any current independent distributor, wholesaler, sales representative or agent indicated any intention to terminate or change the terms of its relationship with the Company or any of the Transferred Subsidiaries.

3.23	No Undisclosed Liabilities.

Except as expressly accounted for in the Financial Statements or, to the extent arising prior to the Closing Date in the ordinary course of business as permitted under Section 5.1 (in either case, none of such liabilities being a material uninsured liability for breach of Contract, breach of warranty, tort, infringement, claim or lawsuit), neither the Company nor any of the Transferred Subsidiaries has any liabilities or obligations of any nature whatsoever, fixed or contingent, known or unknown, currently due or payable in the future.

3.24	Product Safety and Compliance with Specifications.

(a)	There has been no pattern of defects in the design, construction, manufacture, installation or compliance with specifications of, or any basis for any liability relating to, any product made, manufactured, constructed, distributed, sold, leased or installed by the Company or any of the Transferred Subsidiaries or their employees or agents, that may adversely affect the performance or quality of such product. Each product has been designed, constructed, manufactured, packaged, installed and labeled in material compliance with all regulatory, engineering, industrial and other codes applicable thereto, and neither the Seller, any of the Guarantors nor the Company nor any of the Transferred Subsidiaries have received notice of any alleged noncompliance with any such code. No product manufactured by the Company or any of the Transferred Subsidiaries contains any asbestos or asbestos-containing materials.

(b)	Neither the Company nor any of the Transferred Subsidiaries have been required to file, or has filed, a notification or other report to a Governmental Entity concerning actual or potential hazards with respect to any product manufactured or sold by either the Company or any of the Transferred Subsidiaries.

(c)	The products of the Company and the Transferred Subsidiaries comply with all applicable provincial, state and local Laws, regulations, Orders, and mandatory or generally-accepted industry standards, requirements and certifications in all material respects. Without limiting the foregoing, the products of the Company and Transferred Subsidiaries meet all applicable requirements and standards of the PRC Measures for the Control of Pollution from Electronic Information Products effective March 1, 2007, and any other Legal Requirements as may be in effect as of Closing.

3.25	Product Warranty.

Except as expressly reserved for in the Financial Statements, each product manufactured, sold, leased or delivered by the Company or any of the Transferred Subsidiaries has been in conformity with all applicable Contractual commitments and all express and implied warranties in all material respects, and neither the Company nor any of the Transferred Subsidiaries has any material liability or material contingent liability for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased or delivered by the Company or any of the Transferred Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Seller has delivered to the Buyer true, correct and complete copies of the standard terms and conditions of sale or lease for the Company and each of the Transferred Subsidiaries (containing applicable guaranty, warranty and indemnity provisions).

3.26	Guaranties.

Neither the Company nor any of the Transferred Subsidiaries is a guarantor or is otherwise liable for any liability or obligation (including indebtedness) of any other Person.

3.27	Trade Allowance.

Neither the Company nor any of the Transferred Subsidiaries has in effect any trade allowance, billback, rebate, discount, sale or return or similar program with its customers.

3.28	Tax.

For purposes of this Agreement, the following definitions shall apply:

“Tax” or “Taxes” means all tax imposed by any Governmental Entity in the BVI, the PRC, the Hong Kong Special Administrative Region of the People’s Republic of China or elsewhere, including national, provincial, local, or foreign taxes and other taxes on income, estimated income, alternative or add-on minimum, gross receipts, profits, withholding (e.g. employees’ individual income taxes), business, license, occupation, stamp, premium, value added, consumption, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, withholding, disability, social security, minimum tax, capital stock, registration, or any other tax, custom duty, ad valorem levy, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any liability for the Taxes of any person as a transferee, successor, or agent, by Contract, or otherwise.

“Tax Claims” means any and all liabilities, damages, losses, costs, penalties, fines and reasonable expenses (including reasonable attorneys’ fees and expenses and costs to investigate) arising in connection with Taxes or failure to timely file true, correct and accurate Tax Returns, together with any assertion, claim, warning, notice, assessment, whether oral or written, made or issued by any Governmental Entity with any responsibility for or jurisdiction over any Taxes, or an employee or duly appointed agent of such Governmental Entity, which could, if proven correct or not complied with, result in Damages for failure to timely and correctly pay the subject Taxes and/or timely file, true, correct and accurate Tax Returns, but excluding any of the foregoing which pertains to Disposition Costs pursuant to Section 1.2(a)(iii).

“Tax Returns” means all returns, forms, computations, declarations, elections and claims for refund relating to any Taxes, including any schedules or attachments thereto and any amendments thereof.

The Seller represents and warrants to the Buyer, as follows:

(a)	all Tax Returns required to be filed on or before the Closing Date by, or with respect to, the Company and the Transferred Subsidiaries have been duly and timely filed (taking into account any extensions);

(b)	the information included in the Tax Returns filed by or with respect to the Company and the Transferred Subsidiaries is complete and accurate in all material respects;

(c)	all Taxes due and payable on or before the Closing Date by the Company and the Transferred Subsidiaries have been timely paid;

(d)	no Taxes are due in any jurisdiction in which Tax Returns have not been filed;

(e)	there are no pending Tax Claims, or, to the Knowledge of the Seller or any of the Guarantors, threatened with respect to the Company or any of the Transferred Subsidiaries in respect of any material amount of Taxes;

(f)	to the Knowledge of the Seller and each of the Guarantors, no notice or claim has been made by a Governmental Entity in a jurisdiction where the Company or any of the Transferred Subsidiaries does not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction;

(g)	there are no liens for Taxes upon the assets of the Company or any of the Transferred Subsidiaries;

(h)	no request has been made for an extension of time within which to file Tax Returns with respect to the Company or any of the Transferred Subsidiaries, for which Tax Returns have not yet been filed;

(i)	there has been no extension or waiver of the statute of limitations period applicable to any Tax of the Company or any of the Transferred Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired;

(j)	the balance sheet included in the June 30, 2007 Financial Statements reflects an adequate reserve for all material Taxes for which the Company and the Transferred Subsidiaries may be liable for all taxable periods and portions thereof through the date thereof;

(k)	the Company and each of the Transferred Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by such entity under all applicable Legal Requirements;

(l)	the Company and each of the Transferred Subsidiaries have filed or caused to be filed all Tax Returns that are or were required to be filed by them pursuant to applicable Legal Requirements. The Seller has delivered to the Buyer complete copies thereof, and of all examination reports and statements of deficiency filed or received by either the Seller or the Company or any of the Transferred Subsidiaries for all taxable periods from and including 2004 to present, and the Disclosure Schedule contains a complete and accurate list of, all such tax filings filed since its establishment. The Company and each of the Transferred Subsidiaries have properly prepared and timely filed all Tax Returns that they have been required to file (taking into account any extensions). All Tax Returns are correct and complete in all material respects;

(m)	except for withholding liabilities, neither the Company nor the Transferred Subsidiaries have any liability for Taxes of any other person (other than the Company or the Transferred Subsidiaries) as a transferee, successor, or agent, by Contract, or otherwise;

(n)	neither the Company nor any of the Transferred Subsidiaries has ever been a party to or bound by any Tax-indemnity, Tax-allocation, or Tax-sharing agreement;

(o)	the Company and each of the Transferred Subsidiaries is duly and properly registered in each and every country and territory where required by applicable Legal Requirements for VAT and any other equivalent local or regional Taxes for which registration is required by applicable Legal Requirements; and

(p)	the Company and each of the Transferred Subsidiaries is, and has at all times been, resident for purposes of Taxes, or has carried on business, only in its respective place of incorporation or formation.

3.29	Insurance.

(a)	The Seller has provided to the Buyer in the due diligence materials true and complete copies of all policies of insurance to which the Company and each of the Transferred Subsidiaries are or were parties to at any time within three (3) years preceding the date of this Agreement.

(b)	Each of the Company and the Transferred Subsidiaries has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, life and all other forms of insurance (a) in full force and effect; (b) sufficient for compliance, in all material respects, with all requirements of applicable Law and of any Contract to which the Company or such of the Transferred Subsidiaries is subject; (c) insuring against risks of the kind customarily insured against and in amounts customarily carried by similarly-sized businesses operating in its industry in China; and (d) providing commercially reasonable insurance coverage for the activities of the Company and the Transferred Subsidiaries. All premiums due with respect to the insurance policies covering all periods through the Closing Date have been paid, all such policies remain in full force in effect and no act, omission, event or change of circumstance has occurred that may invalidate in whole or in part any such insurance policies.

3.30	Anti-Terrorism Laws.

The Seller and each of the Guarantors hereby certifies, represents and warrants to the Buyer that (A) neither the Company nor any of the Transferred Subsidiaries is on the List of Specially Designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury; and; (B) none of the Seller, the Guarantors, the Company or either of the Transferred Subsidiaries is otherwise in violation of any of the Anti-Terrorism Laws. For purposes of this Agreement, “Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States; the Global Terrorism Sanctions Regulations (31 C.F.R. Part 594); the Terrorism Sanctions Regulations (31 C.F.R. Part 595); the Terrorism List Governments Sanctions Regulations (31 C.F.R. Part 596); the Foreign Terrorist Organizations Sanctions Regulations (31 C.F.R. Part 597); and the Foreign Narcotics Kingpin Sanctions Regulations (31 C.F.R. Part 598). The Seller shall immediately notify the Buyer in writing if the Seller or any of the Guarantors has Knowledge of any violation or pending violation of any of the Anti-Terrorism Laws by the Seller, the Guarantors, the Company or either of the Transferred Subsidiaries. Any misrepresentation of the above by the Seller or the Guarantors, or any violation of the Anti-Terrorism Laws by the Company or either of the Transferred Subsidiaries shall be sufficient cause for immediate termination of this Agreement and any other agreement or arrangement between the Seller and the Guarantors, and Buyer and ADC.

3.31	Powers of Attorney.

Section 3.33 of the Disclosure Schedule sets forth a list of all powers of attorney granted or entered into by the Company or any of its subsidiaries that are still in effect.

3.32	Compliance with Anti-Boycott Laws.

(a)	The Company and each of the Transferred Subsidiaries is and at all times has been in compliance with all applicable Legal Requirements relating to applicable export control and trade embargoes. No product sold or service provided by such party during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(b)	If any of the following Legal Requirements had been applicable to the Company and/or the Transferred Subsidiaries prior to the Closing, neither the Company nor the Transferred Subsidiaries would have violated any anti-boycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the U.S. Code. During the last five (5) years, neither the Company nor the Transferred Subsidiaries have been a party to, or a beneficiary under or performed any service or sold any product to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer and ADC jointly and severally represent and warrant to the Seller as follows:
4.1	Corporate Organization.

The Buyer is a duly established, registered and validly existing private company limited by shares in good standing under the Laws of the Hong Kong Special Administrative Region of the PRC.

4.2	No Violations; Consents.

The execution, delivery and performance of this Agreement and the other documents delivered hereunder and transactions contemplated herein and therein will not violate, contravene or conflict with, permit the acceleration, cancellation or termination of any right or obligation under, result in a breach of or constitute a default under (with or without the giving of notice or the lapse of time or both), (a) the Buyer’s Articles of Incorporation or any note, mortgage, Contract, instrument, judgment or instrument, to which Buyer is a party or by which any of its properties or assets is bound or (b) any Law, rule or regulation to which the Buyer is a party or by which any of its properties or assets is bound, except as would not reasonably be expected to materially adversely affect Buyer’s ability to consummate the transactions contemplated herein.

4.3	Authorization; Execution and Delivery.

The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation by it of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against the Buyer in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement creditors’ rights generally and by general principles of equity.
ARTICLE 5 ADDITIONAL COVENANTS
The Guarantors and the Seller, jointly and severally, undertake to perform each of the following covenants and undertakings:
5.1	Operation of the Businesses of the Company and the Transferred Subsidiaries.

Except as otherwise contemplated by this Agreement or with the prior written consent of the Buyer, from and after the execution of this Agreement until the Closing Date, the Seller shall cause the Company and each of the Transferred Subsidiaries to:

(a)	operate its business in the ordinary course;

(b)	operate its business in compliance with all applicable Laws in all material respects;

(c)	use all commercially reasonable efforts to maintain and preserve in a manner compliant with Legal Requirements and existing relationships with employees, customers, distributors, suppliers, other vendors, and government agencies;

(d)	not increase in any material respect its total number of employees or grant any bonus to any employee or implement any material increase in the rates of salaries or compensation of any employees, directors, officers, representatives or agents or, except in the ordinary course of business consistent with past practice or as required by Law, otherwise enter into or amend any employment agreement for any employee or other agreement for any director, officer, representative or agent;

(e)	not institute any material increase in, amend, adopt or terminate any employee benefit plan with respect to employees, except as may be required to comply with applicable Law or pay any benefit not required by any plan or arrangement in effect on the date hereof;

(f)	other than in connection with the purchase of the Shares and other transactions contemplated in this Agreement, not amend the governing documents thereof or enter into any merger, consolidation, restructuring, recapitalization, reorganization or share exchange agreement or adopt resolutions providing therefor;

(g)	not sell, pledge, license, dispose of or encumber any material assets (except for sales of assets in the ordinary course of business and in a manner consistent with past practices, dispositions of obsolete or worthless assets, or of the Excluded Assets;

(h)	other than in connection with the purchase of the Shares, not (i) issue, sell, or authorize the issuance or sale of any shares, registered capital or other equity ownership or right to acquire any shares, registered capital or other equity interest; (ii) make preparations for any initial public offering or private placement of equity or debt securities, (iii) repurchase, redeem or otherwise acquire any securities of any party; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation or dissolution of any of them;

(i)	not take any action (with the exception of actions required by applicable Law) to change any accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or the method of applying any such policies or procedures;

(j)	not pay, discharge or satisfy any claims or liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, but in any event not exceeding RMB 75,708 in the aggregate;

(k)	not declare or pay any dividend or distribution with respect to the Shares or the registered capital equity interest of either of the Company or any of the Transferred Subsidiaries;

(l)	not write up the value of any inventory or of any other assets or write off or write down the value of any assets, except for assets no longer used in the business operations or held for sale or disposition, or otherwise to the minimum extent necessary to comply with mainland Chinese GAAP;

(m)	not create or assume any debt or other obligation for the payment of money, except for accounts payable incurred in the ordinary course of business or guarantee payment or performance of any debt or obligation of any third party;

(n)	not grant any license or sublicense of any rights under or with respect to any intellectual property, except in the ordinary course of business;

(o)	not enter into or amend any lease of real property (other than the Lease Agreement), except any renewals of existing leases in the ordinary course of business;

(p)	not enter into any leases for any material items of personal property (other than standard office equipment leased in the ordinary course of business);

(q)	not make any capital expenditures in excess of RMB 757,080 or make any commitment therefore of RMB 757,080 individually or RMB 1,892,700 in the aggregate (or of the foreign currency equivalents thereof);

(r)	not delay payment of any amounts payable in the ordinary course of business, nor accelerate the collection of accounts receivable in the ordinary course of business or otherwise compromise any receivable via a factoring arrangement or otherwise;

(s)	not subject any of its material assets to any Liens, except for Permitted Liens;

(t)	not forgive or cancel any material claims or waive any right of material value;

(u)	not enter into any agreement with any of the Seller, or any partner, member, owner or affiliate of the Seller;

(v)	not enter into any partnership, joint venture, association or other business organization; and

(w)	not to enter into any agreement to do any of the actions prohibited in the foregoing clauses (c) through (v).

5.2	Regulatory Cooperation.

The Seller and each Guarantor will cooperate with the Buyer promptly and in good faith to obtain all necessary consents and approvals required from Governmental Entities and private third parties (including the registered agent of the Company) necessary to enable the Buyer to duly complete such applicable approval and registration process relating to the purchase of the Shares and other transactions contemplated herein and to operate the business of the Company and each of the Transferred Subsidiaries without material disruption, as contemplated hereby and in accordance with applicable Law.

5.3	Confidentiality.

The Seller and each Guarantor agrees to use its best efforts to keep confidential all information related to the business of the Company and each of the Transferred Subsidiaries or provided to it by the Buyer that is not in the public domain (“Confidential Information”) for a period of five (5) years after the execution of this Agreement, or any other shorter period to the extent permitted by the applicable Laws provided that the Seller and each Guarantor may disclose such Confidential Information (i) to the extent as required by applicable Law, provided the Seller shall promptly notify the Buyer to allow the Buyer to seek a protective order or take other action to limit the disclosure; or (ii) to a third party as necessary to the performance of its obligations in connection herewith so long as such third party is bound by a confidentiality obligation coterminous with Seller’s and each Guarantor’s confidentiality obligations hereunder.

5.4	Non-Interference.

The Seller and each Guarantor shall use its commercially reasonable efforts to maintain, and shall not directly or indirectly, take any action to discourage intentionally any licensor, customer, supplier, distributor, agent, employee or other business associate of the Company or the Transferred Subsidiaries from maintaining the same business relationships with the Company or the Transferred Subsidiaries after the Closing as it maintained with the Company or the Transferred Subsidiaries before the Closing.

5.5	Covenant Not to Compete.

For a period of five (5) years from the date of Closing, unless otherwise expressly provided for herein, neither the Seller nor any of the Guarantors may directly or indirectly engage, except as an employee of a Transferred Subsidiary and within the scope of employment and acting for the sole benefit of the Transferred Subsidiary and the Company, in any business which involves the product categories and related services described in Schedule 5.5 (the “Restricted Business”), including without limitation (a) design, development, utilizing, manufacturing, marketing, sales or distribution of any products within the scope of the Restricted Business; (b) soliciting business from customers related to the Restricted Business; (c) doing business with companies manufacturing or trading involving Restricted Business or diverting any business related to the Restricted Business; (d) soliciting for employment or employing any employees employed in a Restricted Business.

5.6	Compliance with Laws.

(a)	The Seller, each Guarantor understands and acknowledges that the Laws of various jurisdictions applicable to the Company, the Transferred Subsidiaries, and/or the Seller and the Guarantors impose obligations on the conduct of business by their respective anti-bribery Laws, rules, regulations and decrees (collectively, the “Anti-Bribery Laws”). More particularly, the Parties understand, agree and acknowledge that the Seller and the Guarantors shall cause the Company and the Transferred Subsidiaries to comply with all such Anti-Bribery Laws.

(b)	The Seller and each of the Guarantors covenants and agrees that Seller and each of the Guarantors will and will cause all officers, Directors, employees, partners and agents of the Company and each of the Transferred Subsidiaries to obtain, or to cause the Company and each of the Transferred Subsidiaries to obtain, all necessary approvals, permits and licenses required in order to complete the transactions contemplated hereby (if any) as provided herein in strict compliance with all Anti-Bribery Laws.

(c)	The Seller and each of the Guarantors further understands, covenants and agrees that any Confidential Information disclosed and/or the technology licensed by the Buyer in furtherance hereof may be subject to export and re-export restrictions imposed under United States Laws and regulations pertaining to the export and re-export of goods, services and technology (including, but not limited to, United States Export Administration Regulations administered by the U.S. Department of Commerce and trade and economic sanctions programs administered by the United States Department of Treasury). The Seller and each of the Guarantors shall, and shall cause the Company and each of the Transferred Subsidiaries to, comply with all such restrictions and shall provide the Buyer with the assurances and official documents that the Buyer may periodically request to verify compliance with the foregoing in accordance with the standards referenced or set forth in Section 5.13 hereof.

5.7	Consent.

The Seller and each of the Guarantors hereby consents to voting or causing directors to vote for the transactions and matters contemplated herein at the various respective board meetings of the Seller, the Company and each of the Transferred Subsidiaries.

5.8	Transfer Taxes.

(a)	The Buyer on the one hand, and the Seller, on the other hand, shall each pay one-half of all sales, use, value-added, business, goods and services, transfer, documentary, conveyance, or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Shares under this Agreement (including any stamp, duty, or other Tax chargeable in respect of any instrument transferring property, together with any and all fines, penalties, interest, and additions to Tax with respect thereto) (“Transfer Taxes”), and the Seller and the Buyer shall cooperate in a timely manner in making all filings, returns, reports, and forms as may be required to comply with the provisions of Laws related to Transfer Taxes. The Seller and the Buyer agree that, upon request, they shall use their reasonable best efforts to obtain any certificates or other documents from any Governmental Entity or any other persons as may be necessary or helpful to mitigate, reduce, or eliminate any Transfer Taxes that may otherwise be imposed with respect to the transactions contemplated by this Agreement.

(b)	For the avoidance of doubt, the Seller and the Buyer shall each be responsible for their own income tax liabilities arising from or associate with the purchase and sale of the Shares and other transactions contemplated in this Agreement, and the Seller shall be responsible for its own income taxes arising out of or related to any Earn Out payments.

5.9	Excluded Properties.

Beginning immediately after the Closing, the Seller and Guarantors shall cooperate fully and promptly with, the Buyer and its advisors to take all actions necessary, in accordance with applicable Law, to cause that neither the Company nor either of the Transferred Subsidiaries owns any of the properties set forth immediately below (the “Excluded Properties”), all to the reasonable satisfaction of Buyer:
(1) Land in the Lan Tian Development Zone, Fujian Province.

Location:	Lan Tian Development Zone, Zhangzhou City, Fujian Province
Area:	1,367.45 sq. m.
Nature:	Granted land
Term:	The expiration date of land use rights is on August 15, 2048
Land Use Rights Certificate#:	Zhang Guo Yong (2007 Lan Zi) No. 007
(2) Building in the Lan Tian Development Zone, Fujian Province.

Location:	Kai Fang Avenue, the Lan Tian Industrial Development Zone, Long Wen District, Zhangzhou City, Fujian Province
Total Construction Area:	1604.75 sq. m.
Nature:	privately-owned property
Property Ownership Certificate#:	Zhang Fang Quan Zheng Long Zi No. 02090104
(3) Land in the Shenzhen Hi-Tech Park, Nan Shan District.

Location:	No. 2 Road, the Hi-Tech Park, Nan Shan District.
Area:	5000.1 sq. m
Nature:	Granted land
Term:	Fifty (50) years (from July 24, 2006 to July 23, 2056)
Land plot number:	T401-0102
Land Use Rights Certificate#:	Shen Fang Di Zi No. 4000301764
In the course of performing their undertakings contained in this Section 5.9, Seller and Guarantors shall regularly consult with Buyer, promptly notify Buyer of any significant developments and generally keep Buyer apprised of their process.

5.10	Tax Matters

(a)	[Intentionally Omitted]

(b)	[Intentionally Omitted]

(c)	After the Closing Date, the Buyer shall be responsible for the preparation and filing of all Tax Returns pertaining to the Company and the Transferred Subsidiaries. For a period of up to fifteen (15) business days but, unless otherwise required by applicable law, not less than five (5) business days, Buyer shall permit the Seller to review and comment on any such Tax Returns prior to filing and shall consider in good faith any revisions as may be reasonably requested by Seller to the extent such revisions are relevant to pre-Closing Tax periods. To the extent requested by the Buyer, the Seller shall, and shall cause their respective Affiliates, if any, to, cooperate in the preparation of all Tax Returns to the extent that the Seller, or its Affiliates (as relevant), has Knowledge or information relevant thereto unavailable to the Buyer or its respective auditors or tax advisers and shall provide, or cause to be provided, to the Buyer any records or other information within the Seller’s possession or control requested by the Buyer in connection therewith as well as access to, and the cooperation of, the auditors and tax advisors , if any, of the Seller. The Seller and the Buyer shall give prompt notice to each other of any proposed adjustment to Taxes relating to any Tax Return that includes liabilities for Taxes attributable to any period on or prior to the Closing within the Knowledge of the Buyer, the Seller, their respective Affiliates (as relevant), or their respective auditors or tax advisers. Each Party shall cooperate with the other in connection with any Tax investigation, audit, or other proceeding to the extent that the Buyer, the Seller, their respective affiliates (as relevant) or their respective auditors or tax advisers has Knowledge or information relevant thereto unavailable to the other party or its respective auditors or tax advisers; provided, however, that on or before the Closing Date, the Seller shall not permit any Lien to be created or to continue upon any property or assets of the Company or any of the Transferred Subsidiaries except for Permitted Liens. A Party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party or parties under this Section 5.10.

(d)	The Buyer and the Seller shall retain or cause to be retained all Tax Returns and all books and records within their respective possession attributable to Taxes of the Company or any of its Transferred Subsidiaries for any periods prior to the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations for the Tax in question (and, to the extent notified by the Buyer or the Seller, any waiver or extension thereof) of the respective Tax Returns, and abide by all record retention agreements entered into with any Governmental Entity.

(e)	Without prejudice to the terms and conditions of sub-Section 1.2(a)(iii), any and all taxes (including, without limitation, Taxes, transfer taxes, income taxes, property taxes, value added taxes, deed taxes, stamp duties, business taxes, land appreciation taxes or the like), registration fees, documentation fees or any other charge, assessment or impost pursuant to any Legal Requirements in connection with the ownership, transfer or other disposition of the Excluded Properties whether incurred before or after the Closing Date shall be the responsibility of and shall be borne jointly and severally by the Seller and Guarantors and, to the extent not already reflected in an adjustment to the Equity Purchase Price pursuant to Article 1.4, may be deducted from the Escrow Amount described in Section 1.2(a)(2) (together with any taxes assessable on Transferred Subsidiaries, if the payment by the Seller is deemed to give rise to taxable income to the Transferred Subsidiaries) when incurred by the Transferred Subsidiaries, on presentation to the Escrow Agent of a certificate in form and according to other requirements specified in the escrow agreement appearing at Exhibit 1.2(a)(2), without need for following indemnity claims procedures pursuant to Article 6; provided that the Buyer shall provide documentation in Buyer’s possession to Seller regarding such Tax matter(s) as Seller may reasonably request.

(f)	[Intentionally Omitted]

(g)	Each Guarantor understands, acknowledges and agrees that it is their individual responsibility, and each respective Guarantor hereby covenants, agrees and undertakes, as required by Law to report each such Guarantor’s taxable income and to pay timely all applicable income taxes to the relevant tax authority(s) related to or arising out of the transactions contemplated by this Agreement whether occurring on, prior to or after the Closing.

(h)	As follows, the Parties shall respectively assume responsibility for liability for VAT arising from pre-Closing transactions of the Transferred Subsidiaries (“Pre-Closing VAT”) and any penalties and fines imposed by the relevant Governmental Authorities arising from failure to report and pay such Pre-Closing VAT in a timely manner (“VAT Penalties”):
(i)	to the extent that both Pre-Closing VAT — assessable revenue and corresponding Pre-Closing VAT are duly accrued in the Closing Balance Sheet, Buyer shall assume responsibility for payment of the subject Pre-Closing VAT;

(ii)	to the extent that applicable VAT Penalties are duly accrued in the Closing Balance Sheet and correspond to Pre-Closing VAT – assessable revenue and corresponding Pre-Closing VAT that are also duly accrued in the Closing Balance Sheet, Buyer shall assume responsibility for payment of such VAT Penalties;

(iii)	to the extent that applicable VAT Penalties are not duly accrued in the Closing Balance Sheet and correspond to Pre-Closing VAT – assessable revenue and corresponding Pre-Closing VAT that are duly accrued in the Closing Balance Sheet, Seller and the Guarantors shall bear responsibility for the subject VAT Penalties.

(iv)	to the extent that Pre-Closing VAT — assessable revenue is duly accrued but the corresponding Pre-Closing VAT liability is not duly accrued on the Closing Balance Sheet, Seller and the Guarantors shall bear responsibility for the subject Pre-Closing VAT and any corresponding VAT Penalties; and

(v)	to the extent that neither Pre-Closing VAT – assessable revenue nor corresponding Pre-Closing VAT is duly accrued in the Closing Balance Sheet, Buyer shall assume responsibility for payment of the subject Pre-Closing VAT and Seller and Guarantors shall bear responsibility for any corresponding VAT Penalties.
With respect to this Section 5.10(h), for the avoidance of doubt, VAT Penalties, Pre-Closing VAT – assessable revenue and Pre-Closing VAT shall be deemed to be duly accrued on the Closing Balance Sheet only if the same are also included in the calculation that is final and binding on the Parties of Net Working Capital as of the Closing Date. Further, Seller shall in no event be responsible for any Pre-Closing VAT that is duly accrued on the Closing Balance Sheet but for which payment is not due until after the Closing. For the sake of clarity, all claims for Pre-Closing VAT and VAT Penalties shall be subject to the indemnity claims procedures of Article 6.
(i)	In the case of any Taxes subject to a Straddle Period Tax Return, the portion of Taxes attributable to the Company or any Transferred Subsidiaries for any period prior to the Closing will be computed by using a closing of the books method as if such taxable period ended on the Closing Date. A “Straddle Period Tax Return” is a Tax Return pertaining to a period of time beginning prior to the Closing Date and ending after the Closing Date.

5.11	Notice to Buyer of Certain Circumstances.

The Seller and Guarantors shall promptly notify the Buyer, if the Seller or any Guarantor obtains Knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause

(i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, (ii) any material failure of the Seller, the Guarantors, the Company, or of either of the Transferred Subsidiaries, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be completed with or satisfied by it under this Agreement, or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties or the conditions or obligations hereunder.

5.12	Reasonable Efforts.

The Parties will, and hereby undertake to, use all commercially reasonable efforts to take such steps as are necessary or appropriate to satisfy the conditions to Closing set forth in Section 2.2 and Section 2.3 and to otherwise effect the transactions contemplated in this Agreement in a timely manner.

5.13	Further Assurances

In order to more fully assure each other of the benefits contemplated under this Agreement, the Seller, each of the Guarantors, the Buyer and ADC agree to execute and provide to the other Party, both before and after the Closing, such instruments, confirmations of fact, records, certificates, and other documents and things as may be reasonably requested by the other Party to carry out the purposes of this Agreement.

5.14	Release of Bonded Equipment

The Seller shall procure that the Transferred Subsidiaries will duly and legally obtain and provide to the Buyer documentation from the relevant China Customs (and any other relevant authorities) reasonably satisfactory to the Buyer evidencing that the Transferred Subsidiaries have paid all necessary import duties, VAT and any other Taxes in relation to the two punching machines (model # Finn-Power X5-25) and such machines are no longer bonded equipment under the supervision of the relevant China Customs (and/or in relation to any approval from any Governmental Entity for VAT exemption on the transfer of such used fixed assets).

5.15	Environmental Approvals and Permits

The Seller shall:

(a) procure that the Transferred Subsidiaries obtain the following approvals and certificates or achieve the following steps in accordance with applicable PRC Law for the Transferred Subsidiaries in form and substance reasonably satisfactory to the Buyer:

(1) entering into an industrial waste disposal contract signed by CM Machinery with a licensed industrial waste disposal institute covering all the hazardous waste generated by CM Machinery;

(2) the environmental protection check and acceptance approval for CM Machinery; and

(3) a Pollutant Discharge Permit for CM Machinery during its formal operation term.

(b)	by lawful and legitimate means exercise best commercial efforts to ensure that no action is taken by any Government Entity, and neither CM Equipment nor its business is in any way adversely affected in any way by the failure of CM Equipment to obtain the approvals and/or permits specified in sub-part (a)(2) and (a)(3) above.

ARTICLE 6 INDEMNIFICATION
6.1	Survival of Representations and Warranties.

The representations and warranties of the Parties contained herein will each survive the Closing for a period of two (2) years, except that the representations and warranties contained in Sections 3.1 (Authorization and Good Standing; Organization), 3.5 (Capitalization; Ownership), 3.7 (Business Scope), 3.13 (Property Title) and 3.28 (Tax) as well as the ability of the Parties to assert claims based on actual or constructive fraud or intentional misrepresentation (“Fraud Claims”) will each survive the Closing for any applicable statute of limitation. The ability of the Buyer Indemnitees to assert claims based on any Enumerated Claim shall also survive the Closing for any applicable statute of limitation. The expiration of the survival periods of the representations and warranties, Fraud Claims and Enumerated Claims provided herein will not affect the rights of a Party in respect of any claim made by such Party in a writing sent to the other Party before such expiration of the applicable survival period.

6.2	Indemnity.

(a)	The Seller and the Guarantors shall, jointly and severally, indemnify, defend and hold the Buyer and its Affiliates, the Company, the Transferred Subsidiaries, and each of their respective officers, directors, shareholders and employees (collectively, “Buyer Indemnitees”) harmless from and against any and all liabilities, damages, losses, costs, penalties, fines and reasonable expenses (including reasonable attorneys’ fees and expenses and costs to investigate) (each, a “Damage” and collectively, “Damages”) arising out of or resulting from:

(i) any breach of any representation or warranty (facts alleged by a third party that, if true, would constitute a breach), agreement or covenant made by the Seller or any Guarantor in this Agreement or any statement, document, exhibit or certification furnished by the Seller or any Guarantor pursuant to the terms of this Agreement, or the nonperformance of any covenant or obligation to be performed by the Seller (or which the Seller was to cause to be performed) or any Guarantor pursuant to this Agreement;

(ii) any liability relating to or arising out of any claims against the Company, any Transferred Subsidiary or the Seller by any Person having owned any equity interest in either (i) any of the Subsidiaries or (ii) the Company prior to the Closing;

(iii) other than Retained Seller Claims (as defined in Section 2.2(l)), any claims made by third parties on the basis that they are assignees, successors, heirs or beneficiaries of actual and potential debts, loans and claims against the Company or any Transferred Subsidiary by the Seller or any of the Guarantors incurred on or before the Closing, together with all PRC Taxes paid or payable by either the Company or either of the Transferred Subsidiaries arising from the waiver or release of such debts;

(iv) any failure by the Seller or any Guarantor to fulfill any of such Party’s obligations, undertakings or commitments under this Agreement, which failure causes the Buyer to incur any Damages;

(v) any actions, suits, proceedings, demands, judgments, costs, legal fees and other reasonable expenses incident or related to any of the foregoing;

(vi) any Enumerated Claims; and

(vii) any Loan Guarantee Claim, subject to the provisions of Section 6.6(e).

(b)	The Buyer and ADC shall, jointly and severally, indemnify, defend and hold harmless the Seller and the Guarantors and each of their respective officers, directors, shareholders and employees from and against any and all Damages arising out of or resulting from:

(i) any untruth, inaccuracy or breach of any representation or warranty (facts alleged by a third party that, if true, would constitute a breach), agreement or covenant made in this Agreement by Buyer or in any statement, document, exhibit or certification furnished by the

Buyer pursuant hereto, or the nonperformance of any covenant or obligation to be performed by Buyer (or which Buyer was to cause to be performed) pursuant to this Agreement (determined for purposes of this Article 6 without regard to any qualifications as to materiality);
(ii) any failure by the Buyer to fulfill any of its obligations, undertakings or commitments under this Agreement, which failure causes the Seller to incur any Damages;
(iii) any actions, suits, proceedings, demands, judgments, costs, legal fees and other expenses incident to any of the foregoing; and
(iv) subject to the Section 1.2(a)(iii) (relating to the Excluded Properties) and the obligations of Seller and the Guarantors under Section 5.10(h), Taxes of the Company and the Transferred Subsidiaries arising from transactions and business conducted during all taxable periods beginning after the Closing Date and the portion beginning after the Closing Date for any Straddle Period Tax Return, Buyer’s portion of Transfer Taxes, if any, as provided in Section 5.8, and Pre-Closing VAT and VAT Penalties which are the responsibility of Buyer pursuant to Section 5.10(h).
6.3	Procedures.

(a)	If the Seller or the Guarantors, or the Buyer or ADC shall have incurred any Damages for which such Party wishes to seek indemnity under this Article 6 (the “Indemnified Party”), then such Indemnified Party will notify the other Party in writing (the “Indemnifying Party”), within sixty (60) days from the date either such Party (or in the case of a Party which is an entity, a responsible officer) has Knowledge of the subject Damage, specifying in reasonable detail the nature of such Damages and the amount or the estimated amount thereof to the extent then known (which estimate will not be conclusive of the final amount of such Damages) (the “Claim Notice”); provided, however, that any delay or failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to the Indemnified Party under this Article 6 unless, and only to the extent that, such delay or failure to notify prejudices the Indemnifying Party hereunder or increases its indemnity obligations hereunder.

(b)	If the Indemnified Party has a claim against the Indemnifying Party directly that does not involve a claim by a third party asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall give the Indemnifying Party reasonable access during normal business hours to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim. If the Indemnifying Party does not notify in writing the Indemnified Party within sixty (60) days from the date on which the Claim Notice is duly given (the “Notice Period”) disputing such claim, then the Indemnifying Party will be liable for the amount of any Damages that may arise therefrom or be related thereto. If the Indemnifying Party notifies in writing the Indemnified Party within the Notice Period, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved according to Section 8.2.

(c)	If the Indemnified Party has a claim against the Indemnifying Party that involves a claim or demand being asserted against or sought to be collected from the Indemnified Party by a third party that if prosecuted successfully would be a matter for which such Indemnified Party is entitled to indemnification under this Article 6, then the claims for indemnification by the Indemnified Party will be asserted and resolved as follows:
(i) The Indemnified Party will send a Claim Notice with respect to such claim to the Indemnifying Party as promptly as practicable following the receipt by the Indemnified Party of such claim or demand; provided, however, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to the Indemnified Party under this Article 6 unless, and only to the extent that, such failure to notify prejudices the Indemnifying Party hereunder or increases its indemnity obligations.
(ii) The Indemnifying Party will notify the Indemnified Party within the Notice Period (A) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such claim or demand and (B) whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand. If the Indemnifying Party does not notify the Indemnified Party in writing within the Notice Period that the Indemnifying Party disputes its liability to the Indemnified Party, then the Indemnified Party may undertake the defense, compromise and settlement of such claim or demand in any manner which the Indemnified Party deems is reasonable with counsel of its own choosing. Unless the Indemnifying Party has failed to fulfill its obligations under this Article 6, no admission of liability or settlement by the Indemnified Party of a third party claim or demand will be made without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.
(iii) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party against such claim or demand, then, except as provided below, the Indemnifying Party shall have the right to defend (at its sole cost and expense) the Indemnified Party by appropriate proceedings and utilizing legal counsel reasonably acceptable to the Indemnified Party, will use commercially reasonable efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid any risk of the Indemnified Party becoming subject to any injunctive or other equitable order for relief or to liability for any other matter, and will control the conduct of such defense; provided, however, that the Indemnifying Party will not be entitled to assume the defense of any such proceeding unless the Indemnifying Party has accepted and assumed in writing the Indemnifying Party’s obligation to indemnify the Indemnified Party with respect to Damages arising from or relating to such proceeding, and that the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release (in form and substance reasonably satisfactory to the Indemnifying Party) from all liability in respect of such claim or litigation. Furthermore, the Indemnifying Party will not be entitled to assume the defense of any proceeding if the claim seeks any relief other than money damages, including any type of injunctive or other equitable relief. If the Indemnifying Party assumes the defense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof provided that if the defendants in any such claim or demand include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party will have reasonably concluded that there may be legal defenses or rights available to the Indemnified Party that are different from, in actual or potential conflict with, or additional to those available to the Indemnifying Party, then the Indemnified Party will have the right to select one law firm to act at the Indemnifying Party’s expense as separate counsel on behalf of the Indemnified Party. In addition, if the Indemnified Party desires to participate in, but not control, any defense or settlement, it may do so at its sole cost and expense, including, but not limited to, by having one or more of its representatives present at any and all meetings and participating in any and all communications (whether oral or written) with any Governmental Entity or other third party in relation to any such claim or demand. Prior to undertaking the defense of any claim or demand, the Indemnifying Party’s selection of legal counsel and/or tax advisors assisting it with the defense of any such claim or demand shall first be approved by the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed.
(iv) Before the Indemnifying Party settles any claim or demand the defense of which it has assumed control, the Indemnifying Party will obtain the Indemnified Party’s approval, confirmed in writing in accordance with the notice provisions hereof, which approval will not be unreasonably withheld or delayed.
6.4	Determination of Damages

Indemnification payments under this Section 6 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Damages, the Indemnified

Party shall pay the amount of such Tax Benefits to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party; provided, however, that no payment shall be made for any Tax Benefits not so recognized by December 31, 2010. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative current liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Damages for all taxable years, is less than the Indemnified Party’s actual cumulative current liability for Taxes through the end of such taxable year, calculated by not taking into account any Tax items attributable to the Damages for all taxable years.

6.5	Remedies

The indemnification provided in this Section 6 shall be the sole and exclusive post-Closing remedy available to any Party for Damages arising from misrepresentations (other than Fraud Claims) or breaches of representations and warranties contained in this Agreement. Each Party hereto shall take all reasonable steps pursuant to applicable Law to mitigate its claims for Damages under this Section 6 after becoming aware of any event which could reasonably be expected to give rise to any Damages. None of the Parties hereto shall be liable under this Section 6 for any consequential or punitive damages (other than consequential or punitive damages payable to a third party).

6.6	Conditions and Limitations

Notwithstanding any other provisions in this Section 6, the recovery by the Buyer from the Indemnifying Party for any Damages under this Section 6 shall be subject to the following conditions and limitations:

(a)	With respect to claims under this Section 6 for misrepresentations or breaches of representations and warranties, the Indemnified Party shall not be entitled to recover from the Indemnifying Parties unless and until the total amount of all Damages indemnifiable hereunder exceeds One Hundred Thousand United States Dollars (US$100,000), provided that when such amount is exceeded, the Indemnifying Parties shall be liable for all amount including the first US$100,000. Notwithstanding the preceding sentence, the Enumerated Claims shall not be subject to the conditions and limitations set forth in this Section 6.6(a).

(b)	The Indemnifying Parties’ total liability for any Damages under this Section 6 for misrepresentations or breaches of representations and warranties and for Enumerated Claims shall not exceed Seven Million United States Dollars (US$7,000,000), provided however, there shall be no limitation on the amount of recovery for Damages arising from or in connection with
     (i) misrepresentations or breaches, in whole or in part, of any the following representations and warranties:
                         3.1 (Authorization and Good Standing)
                         3.5 (Capitalization; Ownership)
                         3.7 (Business Scope)
                         3.13 (Property Title); or
     (ii) Disposition Claims.
(c)	The Indemnifying Party shall not be liable for any Damages unless a Claim Notice has been sent by the Indemnified Party prior to the expiration of the applicable survival period relevant to such claim set forth in Section 6.1; provided however, each applicable survival period shall, subject to the relevant statutes of limitation under applicable Law, be deemed extended in the event the sixty (60) day period specified in Section 6.3(a) began to run prior to the expiration of the applicable survival period.

(d)	The Indemnifying Party shall not be liable for any Damages under this Section 6 or for Enumerated Claims to the extent such Damages (i) represent liabilities that have been accrued and included in the calculation that is final and binding on the Parties of Net Working Capital as of the Closing Date, (ii) arise solely out of changes after the Closing in Legal Requirements or interpretations or applications thereof (it being agreed that any changes in the prevalence of enforcement of a Legal Requirement shall not be deemed to be a change in the application of a Legal Requirement); or (iii) are duplicative of Damages that have previously been recovered hereunder.

(e)	In the event the Company or any of the Transferred Subsidiaries incurs any liability whatsoever in connection with that certain Guarantee Contract dated March 7, 2007 entered into by and between CM Equipment and Shenzhen Development Bank, Shenzhen Jiangsu Tower Sub-branch, whereby CM Equipment has provided a guarantee by way of assuming joint and several liability for a loan of RMB3 Million made by Shenzhen Development Bank, Shenzhen Jiangsu Tower Sub-branch, to CM Wireless (a “Loan Guarantee Claim”), the Seller and Guarantors shall jointly and severally indemnify, defend and hold harmless Buyer, ADC and the Transferred Subsidiaries therefrom according to the terms and conditions of this Section 6, provided, however, notwithstanding any other provision of this Agreement, the amount of Damages in respect of Loan Guaranty Claims shall not:

(i) be subject to the conditions and limitations set forth in Section 6.6(a) hereof;

(ii) be subject to the total liability limit of US$7,000,000 set forth in Section 6.6(b) hereof; and

(iii) be considered when determining whether or not the total liability limit of US$7,000,000 set forth in Section 6.6(b) is available to pay Damages in respect of claims subject to such limit.

6.7	Consultation With Seller and Guarantors

If following the Closing the Buyer in its good faith judgment believes it is appropriate to approach, or to cause the Company or any Transferred Subsidiary to approach, any relevant Government Authority to disclose or consult on matters which may become the subject of a Claim hereunder, then the Buyer shall provide Seller with at least ten (10) business days’ prior written notice, unless otherwise required by applicable law, of its intention to do so, and if requested in writing by Seller, shall consult with Seller during such notice period regarding Buyer’s intention to make such an approach.. Following such consultation period the Buyer may in its discretion then approach such Governmental Authority and shall provide Seller with prompt notice should Buyer make such an approach. This Section 6.7 shall not otherwise prejudice the rights of the parties under this Article 6.

ARTICLE 7 TERMINATION

7.1	Grounds for Termination.

This Agreement and the transactions contemplated hereby may be terminated at any time before the Closing:

(a)	by mutual written agreement of the Buyer and the Seller;

(b)	by the Seller, if the Buyer has breached any representation, warranty, covenant, or agreement contained in this Agreement in any material respect, which breach (i) would give rise to the failure of a condition set forth in Section 2.3, (ii) has not been cured within thirty (30) days of the receipt by the Buyer of a written notice from the Seller setting out details of the breach and requiring it to be remedied and (iii) has not been waived by the Seller;

(c)	by the Buyer, if the Seller has breached any representation, warranty, covenant, or agreement contained in this Agreement in any material respect, which breach (i) would give rise to the failure of a condition set forth in Section 2.2, (ii) has not been cured within thirty (30) days of the receipt by the Seller of a written notice from the Buyer setting out details of the breach and requiring it to be remedied and (iii) has not been waived by the Buyer;
(d)	by the Seller if the Closing Date shall not have occurred on or before sixty (60) days following the Effective Date hereof for any reason other than the failure of the Seller to perform its obligations hereunder in any material respect or the breach by the Seller of its representations or warranties contained in this Agreement in any material respect;
(e)	by the Buyer if the Closing Date shall not have occurred on or before sixty (60) days following the Effective Date hereof for any reason other than the failure of the Buyer to perform its obligations hereunder in any material respect or a breach by the Buyer of its representations or warranties contained in this Agreement in any material respect;
(f)	by the Buyer if, after the date hereof, there shall have been a Material Adverse Effect or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in a Material Adverse Effect; except to the extent that the Seller, the Company and the Transferred Subsidiaries are capable of taking action to cure the Material Adverse Effect of such change or such event and the Seller, the Company and the Transferred Subsidiaries have taken such action (to the reasonable satisfaction of the Buyer) within thirty (30) days following the earlier to occur of the Company’s discovery of such change or event and receipt by the Company of a written notice from the Buyer that such a change or such an event has occurred.
7.2	Procedure and Effect of Termination.
(a)	Upon termination of this Agreement under Section 7.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement (other than the provisions of Section 5.3 and Articles 8 and 9, which shall survive termination hereof) shall terminate without further action by any of the Parties.
(b)	If this Agreement is terminated as provided herein, no Party shall have any liability or further obligation to any other Party to this Agreement, except with respect to Section 5.3 and Articles 8 and 9 and except to the extent the termination is the result of a willful breach by the Party of a representation, warranty, or covenant contained in this Agreement, in which case the non-breaching Party may pursue any legal or equitable remedies to which it may be entitled.
ARTICLE 8 GOVERNING LAW AND DISPUTE RESOLUTION
8.1	Governing Law.

This Agreement shall be governed by and interpreted according to the Laws of Hong Kong, without regard to its rules regarding conflict of Laws.

8.2	Dispute Resolution.
(a)	All disputes, controversies or differences arising out of or related to this Agreement that are not settled by mutual agreement through friendly consultations within sixty (60) days from the date that written notice shall have been delivered by any Party to the Agreement identifying such dispute shall be exclusively and finally settled by arbitration. Said arbitration shall be conducted in the Hong Kong Special Administrative Region of the PRC (“Hong Kong”) under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) under the UNCITRAL Arbitration Rules in force at the date of this Agreement in accordance with the HKIAC Procedures for the Administration of International Arbitration, except as such rules may be modified by this Section 8.2.

(b)	The arbitration shall be conducted by a tribunal of three arbitrators, none of whom may be a national of the country of incorporation or citizenship of any Party hereto, appointed in accordance with the following procedures. Each Party hereto shall choose one (1) arbitrator each within thirty (30) days of being served with a notice of commencement of arbitral proceedings (“Arbitration Notice”), and such arbitrators shall agree upon a third arbitrator within sixty (60) days after being served with an Arbitration Notice. If the two initial arbitrators fail to come to an agreement in respect of the nomination of the third arbitrator within such time frame, the third arbitrator shall, at the request of either party, be nominated by the Secretary General of the HKIAC in accordance with the HKIAC’s procedures for arbitration in force on the date hereof. The arbitral proceedings shall be conducted in the English language and shall be kept strictly confidential. While the arbitral proceedings are pending, neither party nor their attorneys and representatives shall engage in any ex-parte communications with the arbitrators.
(c)	The arbitrators are authorized to reach a ruling and make an award which may be for money damages and/or may enjoin or proscribe specific actions by the Parties, provide such award shall be consistent with the provisions of this Agreement. The decision of the arbitration tribunal shall be rendered by majority vote of the arbitrators and shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction, and no party shall seek redress against the other in any court or tribunal, except solely for the purpose of obtaining execution of the arbitral award or of obtaining a judgment consistent with the award. The arbitrators shall be guided by the terms and conditions of this Agreement which shall be binding upon them. Each party shall bear its own costs (including the cost of its party-appointed arbitrator, and one half of the third arbitrators fees and expenses) and expenses of the arbitration, including attorneys’ fees and expert witness fees, if any, but subject to the following sub-section (d) in the event of injunctions or other equitable relief; provided that, the losing Party in any arbitration shall be responsible for paying the HKIAC arbitration filing fees, costs and expenses.
(d)	The Parties recognize and agree that in the event of breaches or threatened breaches of certain Section 5.3 (Confidentiality), Section 5.4 (Non-Interference) and Section 5.5 (Covenant Not to Compete), the non-breaching Party will be harmed, or is likely to be harmed, to such an extent that monetary damages alone would be an inadequate remedy. In the event of such breaches or threatened breaches the non-breaching Party, in addition to permanent injunctive relief, is entitled to a preliminary injunction or other appropriate interim equitable relief restraining such breach, without showing or proving any actual damage, or posting security, together with recovery of reasonable attorney’s fees and other costs incurred in obtaining said equitable relief, until such time as a final and binding determination is made by the arbitrators. When issuing an award for equitable relief hereunder, the arbitrators shall articulate their findings which form a basis for the award in writing in sufficient detail to support granting of equitable relief by any court in which the prevailing Party seeks to enter and enforce such award. The foregoing equitable remedies are in addition to, and not in lieu of, all other remedies or rights that Parties might otherwise have by virtue of any breach of this Agreement by any other Party.
ARTICLE 9 MISCELLANEOUS
9.1	Notices.

All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, internationally recognized courier by air service or facsimile transmission:

If to the Buyer:

If to the Seller:

with copies to:

All such notices and communications shall be deemed to have been duly given: When delivered by hand, if personally delivered; if delivered by courier, three (3) Business Days after being dispatched; and, if sent by facsimile transmission, when receipt confirmed. Any of the above address may be changed by notice given in accordance with this Section 9.1.

9.2	Amendment and Waivers.

This Agreement may be amended, waived or modified only with the prior, written consent of each of the Parties hereto.

9.3	Severability.

Any provision of this Agreement which may be deemed invalid, illegal or unenforceable in any jurisdiction as a result of any final and binding dispute resolution proceeding provided for herein shall, or otherwise declared by a court of competent jurisdiction to be invalid, illegal or unenforceable, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction; provided however, that no such ineffectiveness shall be recognized hereunder if it would effect a material change in the construction or interpretation of this Agreement to the detriment of any Party.

9.4	Entire Agreement.

This Agreement together with all Schedules, Exhibits and other agreements attached hereto or referred herein contain the entire understanding of the Parties with respect to the subject matter hereof. There are no terms, conditions, restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in such documents with respect to the subject matter of this Agreement. This Agreement together with all Schedules, Exhibits and other agreements attached hereto or referred herein supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.5	Waiver.

To the extent permitted by the applicable Law, failure or delay on the part of any Party hereto to exercise a right, power or privilege under this Agreement and the appendices hereto shall not operate as a waiver thereof; nor shall any single or partial exercise of a right, power or privilege preclude any other future exercise thereof.

9.6	Governing Language.

This Agreement shall be executed in English and Chinese language versions, each of which shall have equal validity. However, in the event of any inconsistency between the two, the English language version shall govern and control (except that if there is any inconsistency between the English language version and the Chinese language version of the Disclosure Schedule the Chinese language version shall prevail).

9.7	Counterparts.

This Agreement will be executed in four (4) originals in both Chinese and English. Each Party shall be provided two (2) fully executed originals hereof, respectively.

9.8	Additional Definitions and Rules of Interpretation.

As used in this Agreement:

(a)	“Affiliates” means with respect to any Parties of this Agreement, any other person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Party. “[c]ontrol” (including the term “controlled by” and “under common control with”) with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(b)	“Business Day” means any day other than a Saturday, Sunday or a day on which banks are required or authorized by Law to be closed in Shenzhen, China, Hong Kong, or the State of New York, USA.

(c)	“include,” “includes” and “including” each mean “including without limitation”.

(d)	“Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator, either in connection with a specific proceeding or action and/or binding on one or more specific parties, or of general application.

(e)	“Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust or other legal entity, an unincorporated organization or a government or any department or agency thereof.

(f)	“Registered Capital” means the term as defined under PRC Laws, which generally refer to equity capitalization of a company.

(g)	All references to Legal Requirements are deemed to refer to such Legal Requirements as amended from time to time or as superseded by comparable Legal Requirements.

(h)	References herein to Articles, Sections, Schedules and Exhibits are to articles, sections, schedules and exhibits in and to this Agreement unless the context requires otherwise, and the Schedules and Exhibits to this Agreement shall be deemed to form part of this Agreement.

(i)	References to statutory provisions shall be construed as references to those provisions as amended to re-enacted or as their applications modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

(j)	The expressions “the Seller” and “the Buyer” shall, where the context permits, include their respective successors, personal representatives and permitted assigns.

(k)	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

(l)	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

(m)	“Enumerated Claims” means:
(i) with respect to Taxes of the Company and/or the Transferred Subsidiaries:
(a) Taxes for all taxable periods ending on or before the Closing date and the portion through the end of the Closing Date for any Straddle Period Tax Return, except to the extent (i) such Taxes are accrued as a Tax liability and reflected in the calculation that is final and binding on the Parties of Net Working Capital as of the Closing Date (which for avoidance of doubt is subject to the Accountant’s Adjustment Determination, if any), or (ii) result from any act, transaction, omission or election of Buyer or transferees thereof made or occurring after the Closing Date other than (A) the filing of any Tax Return in a manner consistent with past practice or consistent with applicable law, (B) any reasonable settlement of a Tax audit or proceeding, (C) any actions required by applicable law or contemplated by this Agreement (including but not limited to actions undertaken in connection with Section 6.7 hereof), or (D) actions made in the ordinary course of business;
(b) the Seller’s portion of Transfer Taxes, if any, as provided in Section 5.8; and
(c) Pre-Closing VAT and VAT Penalties which are the responsibility of Seller and the Guarantors pursuant to Section 5.10(h);
(ii) costs of remediation, compliance, fines, penalties or costs of procurement of alternate supply or services in the event of shut down or suspension of operations imposed by Order of a competent Government Authority arising from (A) failure to perform covenants set forth in Section 5.15 (a) relating to environmental permits and approvals, and (B) failure of CM Equipment to obtain the approvals and/or permits referenced in Section 5.15(a) regardless of performance or non-performance of the covenants contained in Section 5.15(b);
(iii) costs of remediation, compliance, fines, penalties or costs of procurement of alternate supply or services in the event of seizure imposed by Order of a competent Government Authority arising from failure to perform covenants set forth in Section 5.14, relating to release of customs supervision and payment of customs duties and VAT on certain equipment; and
(iv) costs of remediation, compliance, fines or penalties arising in connection with failure to comply with Legal Requirements or Orders in respect of employees before the Closing in any of the following categories:
(A) mandatory social welfare contributions for the benefit of employees;
(B) contributions to the common housing fund;
(C) worker health and safety;
(D) overtime pay, maximum work hours and vacations; and
(E) labor union fees.
(v) all costs and expenses, including without limitation, costs of remediation, compliance, fines, penalties, increase in costs of procurement of alternate supply of products during any periods of disrupted operations, increased storage costs for inventory or supplies as well as costs associated with having to complete a move to a new location(s), increased logistics costs, costs of acquisition of alternate comparable leased premises and costs of any increase in rent over current rent, arising due to or flowing from (a) the fact that the buildings in which the Transferred Subsidiaries’ operations are located, and the dormitories in which its employees are housed, have been constructed on land in respect of which “granted” land use rights (as such term is understood under applicable Law) have not been obtained, or (ii) the failure to obtain any inspection, fire, health, safety, planning, acceptance, completion permits or license required to be obtained by owner or lessor of leased industrial premises pursuant to applicable Legal Requirements; provided however, that Buyer shall only be entitled to assert Enumerated Claims falling within the scope of this sub-part 9.8(m)(v) in respect of events occurring within two (2) years following the Closing Date.
(vi) any Claims based on, or arising or derived from any assertion of an ESOP Beneficiary or its successors or assigns of a right to receive any portion of the consideration to be paid for the Shares hereunder, or of any other right or interest, direct or indirect, legal or beneficial, in the Company or the Transferred Subsidiaries.
(n)	“RMB” means Renminbi, the lawful currency of the People’s Republic of China (for purposes of this Agreement, excluding Hong Kong, Taiwan and Macao).
(o)	“Law” or “Laws” means laws, legislation, administrative regulations, formal judicial interpretations of the Supreme People’s Court of the PRC and government decrees and circulars with force of law that have been formally promulgated or published and are of general application within the geographical scope of their jurisdiction.

(p)	“ESOP Beneficiaries” means those current or former employees of any of the Subsidiaries or the Company holding or claiming a beneficial interest of any kind in any of the Shares, to the extent their shareholdings in the Company are not reflected in Schedule 1, including without limitation those individuals listed in Schedule 9.8(p) who have a beneficial interest in the Shares held by Mr. LIU, Zhi, a Guarantor hereunder.

(q)	References to a statute or statutes of limitation hereunder shall be construed as meaning such statute or statutes as they may be tolled pursuant to applicable law.

9.9	Assignment

This Agreement shall not be assignable, in whole or in part, by either Party without the written consent of the other Party, except that the Buyer may, without the consent of the Seller, assign or delegate all or any portion of its rights and obligations under this Agreement to any Affiliate 100% owned by the Buyer, or directly or indirectly, 100% owned by ADC. Any such party to which any right or obligation has been assigned or delegated shall be deemed to be the “Buyer” for purposes of such rights or obligations of this Agreement; provided however, any subsequent assignment prior to Closing may only be made to a party that is 100% owned, directly or indirectly, by ADC. Any attempted assignment or delegation in contravention hereof shall be null and void.

9.10	Guarantee

(a)	Without prejudice to any of the liabilities, obligations, representations, warranties and covenants made, given or undertaken primarily by each of the Guarantors as a party to this Agreement, each Guarantor further joins in this Agreement for the purpose of guaranteeing and does hereby irrevocably, absolutely and unconditionally guarantee the timely payment and performance of all of Seller’s liabilities, obligations and covenants under and for breach by Seller of the provisions of this Agreement and all of the documents and certificates to be delivered by Seller to Buyer pursuant to this Agreement. In that regard, each Guarantor hereby waives notice of default and all other notices, demand, presentment, notice of dishonor, any defense of impairment of recourse or impairment of collateral, any defense arising out of any compromise release settlement or discharge of the guaranteed obligations, the Seller, or any other guarantor or surety, and any and all other defenses to the obligations of each Guarantor hereunder. Each Guarantor understands and agrees that the Buyer may look first to each Guarantor for the payment or the performance of the liabilities, obligations and covenants under this Agreement, without first looking to and pursuing its remedies against Seller, this being a guarantee of payment and performance and not merely of collection. The validity of this guarantee shall not be impaired by any event whatsoever, including, but not limited to, the merger, consolidation, dissolution, cessation of business or liquidation of Seller, if Seller is a business entity; the financial decline or bankruptcy of Seller; Buyer’s compromise or settlement with or without release of any other party liable for such payment and performance; Buyer’s failure to file suit against Seller (regardless of whether Seller is becoming insolvent, is believed to be about to leave the state or any other circumstance); Buyer’s failure to give any Guarantor notice of default by Seller; the unenforceability of the guaranteed obligations against Seller due to bankruptcy discharge, or the application of any insolvency, moratorium or receivership Law; the extension, modification or amendment of this Agreement; Buyer’s failure to exercise diligence in collection; or the termination of any relationship of any Guarantor with Seller or Seller’s change of name or use of any name other than the name used to identify Seller. Each Guarantor agrees to pay all costs of collection, including, without limitation, arbitration costs and reasonable attorney’s fees that Seller may incur in enforcing the terms of this guarantee against Guarantor.

(b)	Without prejudice to any of the liabilities, obligations, representations, warranties and covenants made, given or undertaken primarily by ADC as a party to this Agreement, ADC hereby assumes the obligations of a guarantor in respect of the obligations of Buyer hereunder, as though ADC were the sole Guarantor for purposes of Section 9.10(a) hereof, and Buyer were the Seller for purposes of Section 9.10(a) hereof.
(c)	The Parties hereby affirm that Guarantors’ agreement to provide the guarantee set forth in this Section 9.10 was a material inducement for the Buyer agreeing to enter into this Agreement, and upon such basis and at the request of the Guarantors, the Buyer has executed this Agreement.
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IN WITNESS whereof the Parties have set their hands hereto as of the 12th day of November 2007.
Buyer: ADC TELECOMMUNICATIONS (CHINA) LIMITED

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ADC TELECOMMUNICATIONS, INC

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Seller:	FRONTVISION INVESTMENT LIMITED

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Guarantor A:

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